Exhibit 10.2

LOAN AGREEMENT

Dated as of December 8, 2006

Between

ART MORTGAGE BORROWER PROPCO 2006-1B L.P.

and

ART MORTGAGE BORROWER OPCO 2006-1B L.P.,

collectively, as Borrower

and

UBS REAL ESTATE SECURITIES INC.,

as Lender

i

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v

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SCHEDULES

Page

Schedule I	—	Major Customer List
Schedule II	—	Required Repairs
Schedule III	—	Organizational Chart
Schedule IV	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Schedule V	—	Reserved
Schedule VI	—	List of Properties, Allocated Loan Amounts, Allocated UCF Amounts, Allocated Capital Expenditure Amounts and Title
Schedule VII	—	Proposed Annual Budget
Schedule VIII	—	Leases with Major Tenants
Schedule IX	—	List of Properties with no Certificate of Occupancy
Schedule X	—	Reserved
Schedule XI	—	Excluded Lender Transferees
Schedule XII	—	Form of Alteration Guaranty
Schedule 3.1	—	Disclosure Schedule

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of December 8, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between UBS REAL ESTATE SECURITIES INC., a Delaware corporation, having an address at 1285 Avenue of the Americas, New York, New York 10019 (“Lender”), and ART MORTGAGE BORROWER PROPCO 2006-1B L.P., a Delaware limited partnership (“Propco Borrower”), and ART MORTGAGE BORROWER OPCO 2006-1B L.P., a Delaware limited partnership (“Opco Borrower”, and together with Propco Borrower, individually or collectively, as the context may require, “Borrower”), each having an address at 10 Glenlake Parkway, Suite 800, Atlanta, Georgia 30328.

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

I.              DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1            Definitions.  For all purposes of this Agreement, except as otherwise expressly provided:

“Accounts” shall have the meaning set forth in the Cash Management Agreement.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns forty percent (40%) or more of, is in control of, is controlled by or is under common ownership or control with such Person or is a director, trustee or officer of such Person or of an Affiliate of such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” shall mean U.S. Bank National Association or any successor Eligible Institution thereto acting as Agent under the Cash Management Agreement.

“Allocated Capital Expenditure Amount” shall mean the portion of the Capital Expenditure Maximum Amount allocated to each Individual Property, as set forth on Schedule VI.

“Allocated Loan Amount” shall mean the portion of the Loan allocated to each Individual Property, as set forth on Schedule VI as the same may be reduced pursuant to Section 2.4.2.

“Allocated UCF Amount” shall mean, with respect to any Individual Property, one hundred percent (100%) of the portion of the Underwritable Cash Flow allocated to such Individual Property as of the date hereof, as set forth on Schedule VI.

“Allocated UCF Cash Trap Amount” shall mean, with respect to any Individual Property, eighty percent (80.0%) of the Allocated UCF Amount for such Individual Property, as set forth on Schedule VI.

“Allocated UCF Trigger Amount” shall mean, with respect to any Individual Property, eighty-five percent (85.0%) of the Allocated UCF Amount for such Individual Property, as set forth on Schedule VI.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean any demolition, alteration, installation, improvement or decoration of or to any Improvements at any Individual Property or any part thereof (it being agreed that any expansion of the Improvements at any Individual Property shall not be deemed to be an “Alteration” hereunder so long as such expansion is undertaken and completed in accordance with Legal Requirements and this definition shall specifically exclude Required Repairs).

“Alteration Collateral” shall have the meaning set forth in Section 4.1.10(a).

“Alteration Guaranty” shall have the meaning set forth in Section 4.1.10(a).

“Alteration Security” shall have the meaning set forth in Section 4.1.10(a).

“Alteration Threshold” shall mean the lesser of (i) five percent (5%) of the aggregate outstanding principal amount of the Loan with respect to all Alterations at any time to all of the Properties or, (ii) with respect to any affected Individual Property, fifteen percent (15%) of the Allocated Loan Amount for such Individual Property.

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Applicable interest Rate” shall mean 5.4335% per annum.

“Appraisal” shall mean an M.A.I. appraisal of the Property in its then “as is” condition, prepared not more than ninety (90) days (or such longer period as shall be acceptable to Lender) prior to the date delivered to Lender or Servicer in connection with the relevant event or approval; which appraisal (i) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (ii) otherwise shall be in both form and substance (including with respect to methods, procedures and scope of services) reasonably satisfactory to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e).

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Propco Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Propco Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Action” shall have the meaning set forth in Section 3.1.24(y).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.

“Borrower” shall mean, individually or collectively as the context may require, Propco Borrower and/or Opco Borrower.

“Borrower Cash Collateral Funds” shall have the meaning set forth in Section 6.5.1.

“Borrower Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Borrower GP” shall have the meaning set forth in Section 3.1.24(z).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditure Funds” shall have the meaning set forth in Section 6.4.1.

“Capital Expenditure Maximum Amount” shall mean, as of any date, an amount equal to One Million Two Hundred Seventy-Four Thousand Six Hundred Sixty-Seven and No/100 Dollars ($1,274,667.00) the Allocated Capital Expenditure Amount of each Individual Property previously released from the lien of the Mortgage (or, in lieu of such release, which Mortgage is assigned by Lender) pursuant to Section 2.4 or Section 2.5, and less the Allocated Capital Expenditure Amount of a Substituted Property pursuant to Section 11.29, but plus the Allocated Capital Expenditure Amount of a Substitute Property pursuant to Section 11.29, subject in all cases to a maximum aggregate of $1,274,667.00.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.

“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure.

“Cash Management Agency Agreement” shall mean, collectively, (i) that certain Cash Management Agency Agreement, dated as of the date hereof, between Propco Borrower and Guarantor, (ii) that certain Cash Management Sub-Agency Agreement dated as of the date hereof between Guarantor and Logistics and (iii) that certain Administrative Services and Cost Allocation Agreement dated as of the date hereof between Opco Borrower and Logistics, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, among Lender, Borrower, Manager and Agent.

“Cash Trap Event” shall mean, on the relevant date, the fact that the annual Underwritable Cash Flow for the Property determined by Lender as of the end of each fiscal quarter (based on Borrower’s Fiscal Year) on a trailing four (4) quarter basis is less than the Cash Trap UCF Amount.

“Cash Trap Period” shall mean a period commencing on the first (1st) Business Day after a Cash Trap Event has occurred to the first (l) Business Day after the related Cash Trap Event has not existed for a period of two (2) consecutive fiscal quarters.

“Cash Trap UCF Amount” shall mean, as of any date, an amount equal to the aggregate of the Allocated UCF Cash Trap Amounts of all individual Properties less the Allocated UCF Cash Trap Amount of each Individual Property previously released from the lien of the Mortgage (or, in lieu of such release, which Mortgage was assigned by Lender) pursuant to Section 2.4 or Section 2.5.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any Individual Property or any part thereof.

“Casualty Consultant” shall mean an independent architect selected by Lender.

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).

“CEI” shall mean Crescent Real Estate Equities Company, a Texas real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of CEI, subject to any terms, covenants and/or conditions of this Agreement.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Confidential” shall mean that, prior to the occurrence of an Event of Default or special servicing of the Loan for any reason whatsoever, such information shall not be disseminated by Lender to the general public unless such information is already in the public domain or unless Lender is otherwise required by law, legal requirement or order, writ, subpoena or other directive of any Governmental Authority.  Notwithstanding the foregoing, Lender shall not be restricted or prohibited in any manner whatsoever from providing such information to its consultants, attorneys or accountants, the Servicer, any Rating Agencies or any potential participants or assignees (other than any Excluded Lender Transferee) of all or any portion of the Loan or in connection with a Securitization of all or any portion of the Loan.

“CRE” shall mean Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of CRE, subject to any terms, covenants and/or conditions of this Agreement.

“Cross Borrower” shall mean, collectively, ART Mortgage Borrower Opco 2006- 1C L.P., a Delaware limited partnership, and ART Mortgage Borrower Propco 2006-1C L.P., a Delaware limited partnership, and their respective successors by merger, consolidation or transfer of all or substantially all of the assets of such Person (except to the extent that any such merger, consolidation or transfer may be prohibited hereunder).

“Cross Event of Default” shall mean an “Event of Default” under and as defined in the Cross Loan Agreement.

“Cross Guaranty” shall mean that certain Cross Guaranty Agreement of even date herewith made by Cross Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cross Lender” shall mean the “Lender” under and as defined in the Cross Loan Agreement.

“Cross Loan” shall mean that certain loan in the original maximum principal amount of Sixty-Nine Million and No/100 Dollars ($69,000,000.00) made by Cross Lender to Cross Borrower pursuant to the Cross Loan Agreement.

“Cross Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof by and between Cross Borrower and Cross Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cross Mortgage” shall mean the “Mortgage” under and as defined in the Cross Loan Agreement.

“Cross Security Agreement” shall mean the “Security Agreement” under and as defined in the Cross Loan Agreement.

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any Yield Maintenance Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and interest payments under the Note.

“Debt Service Coverage Ratio” shall mean, as of any date of calculation, the ratio of (i) Underwritable Cash Flow for the twelve (12) calendar month period immediately preceding such date to (ii) the projected Debt Service that would be due for the twelve (12) calendar month period immediately following such date based upon an assumed loan constant for such period equal to the Applicable Interest Rate.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) three percent (3%) above the Applicable Interest Rate.

“Defeasance Collateral” shall mean the Total Defeasance Collateral or the Partial Defeasance Collateral as the context may require.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.5.3.

“Defeasance Date” shall mean the Total Defeasance Date or the Partial Defeasance Date as the context may require.

“Defeasance Event” shall the Total Defeasance Event or the Partial Defeasance Event as the context may require.

“Defeasance Security Agreement” shall mean a security agreement in form and substance that would be reasonably satisfactory to a reasonably prudent lender originating commercial loans for securitization similar to the Loan pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Defeasance Collateral.

“Defeased Note” shall have the meaning set forth in Section 2.5.2(a)(iv).

“Disclosure Document” shall have the meaning set forth in Section 9.2(a).

“Disqualified Transferee” shall mean any Person that (i) has (within the past seven (7) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender, any affiliate of Lender, any financial institution or other Person providing or arranging financing; (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its sole discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made a general assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; or (viii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Downgrade Event” shall have the meaning set forth in Section 10.1(a)(xvi).

“Eligible Account” shall mean an identifiable account which is separate from all other funds held by the holding institution that is either (a) an account or accounts maintained with the corporate trust department of a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a federal or state chartered depository institution or trust company insured by the Federal Deposit Insurance Corporation the short-term unsecured debt obligations or commercial paper of which are rated at least “A-l” (or the equivalent) by S&P.  Moody’s and Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” (or the equivalent) by S&P, Fitch and Moody’s.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage.

“ERISA” shall have the meaning set forth in Section 3.1.8.

“Event of Default” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Excess Alteration Amount” shall have the meaning set forth in Section 4.1.10(a).

“Excluded Lender Transferee” shall mean any Person listed on Schedule XI and its Affiliates.

“Excusable Delay” shall mean a delay due to acts of God, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower, but lack of funds in and of itself shall not be deemed a cause beyond the control of Borrower.

“Expansion Date” shall have the meaning set forth in Section 11.30(a)(i).

“Expansion Parcel” shall mean an unimproved area or areas of any Individual Property on which Rents are not payable and Improvements (other than utilities and the like that are permitted pursuant to a recorded agreement) are not situated, which area or areas are not necessary for the use and operation of the remainder of such Individual Property (except to the extent such use or operation is permitted pursuant to a separate agreement), are designated by Borrower for expansion or any other reasonable business purpose in order to service any customer or prospective customer of Borrower or any Affiliate of Borrower, the transfer and separate development of which would not, in Borrower’s judgment (provided Borrower has certified the same) materially adversely affect the value of the remaining portion of such Individual Property or the Underwritable Cash Flow from the remaining portion of such Individual Property (taking into account, to the extent applicable, any potential loss of revenue resulting if the transfer and development of the Expansion Parcel were not to occur).

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.

“Gross Revenue” shall mean all revenue, derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding receipts, revenues and other income generated from transportation operations conducted or performed by Borrower or any of its Affiliates from or with respect to any one or more Individual Properties, sales, use and occupancy or other taxes on receipts required to be accounted for by the owner or operator of the Property to any Governmental Authority, non-recurring revenues as reasonably determined by Lender, proceeds from the sale or refinancing of any Individual Property, security deposits (except to the extent determined by Lender to be properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question), and any disbursements to Borrower or any operator of the Property from the Reserve Funds or any other fund established by the Loan Documents.

“Guarantor” shall mean Americold Realty Trust, a Maryland real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of Americold Realty Trust, subject to any terms, covenants and/or conditions of this Agreement.

“Guaranty” shall mean that certain Recourse Guaranty dated as of the date hereof executed by the Guarantor in connection with the Loan for the benefit of Lender.

“Improvements” with respect to each Individual Property, shall have the meaning set forth in the granting clause of the applicable Mortgage.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).

“Independent Director” shall have the meaning set forth in Section 3.l.24(p).

“Individual Loan-to-Value Ratio” shall mean, with respect to an Individual Property, as of any date of determination, a ratio (as reasonably determined by Lender), (x) the numerator of which is equal to the Allocated Loan Amount for such individual Property, and (y) the denominator of which is equal to the “as-is” fair market value of such Individual Property, determined with respect to the Closing Date by the Appraisals delivered to Lender on or prior to the date hereof, and with respect to future dates, on the basis of Lender’s reasonable determination of the fair market value of such individual Property, or, if Borrower disputes Lender’s valuation or otherwise elects to deliver an Appraisal, on the basis of an Appraisal commissioned by the Lender and at Borrower’s expense.

“Individual Property” shall mean the parcel of real property located at each address listed on Schedule VI other than any Release Property or Expansion Parcel released pursuant to Section 2.4, 2.5 or 11.30, the Improvements thereon and all personal property owned by Borrower and encumbered by a Mortgage, together with all of Borrower’s rights pertaining to such property and Improvements, all as more particularly described in the Granting Clauses of the applicable Mortgage.

“Insolvency Opinion” shall mean that certain bankruptcy nonconsolidation opinion letter dated the date hereof delivered by Arnall Golden Gregory LLP in connection with the Loan.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1 (b).

“Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the eleventh (11th) day of the preceding calendar month and terminating on the tenth (10th) day of the calendar month in which such Monthly Payment Date occurs; provided that the initial interest Period shall begin on the Closing Date and shall end on the immediately following tenth (10th) day of a calendar month.

“Investment Grade Rating” shall mean a long-term unsecured debt rating of at least “BBB-” (or the equivalent) by S&P, Fitch and Moody’s.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.  As used herein and in the other Loan Documents, the term “Lease” shall be deemed to include any Warehouse Agreements.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, Manager or any Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Borrower or any Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean UBS Real Estate Securities Inc., a Delaware corporation, together with its successors, assigns, and, subject to and for the purposes set forth in Section 11.27, Participants.

“Lender Group” shall have the meaning set forth in Section 9.2(b).

“Lender Indemnitees” shall have the meaning set forth in Section 11.13(b).

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.  The Letter of Credit shall have a term of at least one (1) year (or such shorter period of time necessary for such Letter of Credit to have a term which does not expire until at least thirty (30) days after the Maturity Date); provided, however, that any such Letter of Credit which is in effect upon the Maturity Date shall not expire until at least thirty (30) days after the Maturity Date.  If Borrower has not provided Lender with a new Letter of Credit at least ten (10) Business Days prior to the expiration of any Letter of Credit, then Lender shall have the right to immediately draw down the same in fall and hold the proceeds of such draw as cash security in accordance with the applicable provisions hereof.  If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution and Borrower does not replace such Letter of Credit with a Letter of Credit issued by an institution that is an Eligible Institution prior to the earlier to occur of (i) five (5) days after Borrower has knowledge of such event or (ii) five (5) days after Lender has provided Borrower with notice thereof, then Lender shall have the right immediately to draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions hereof.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the

Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’ s and other similar liens and encumbrances.

“Loan” shall mean the loan in the original principal amount of One Hundred Nineteen Million Five Hundred Thousand and No/100 Dollars ($119,500,000.00) made by Lender to Borrower pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Environmental Indemnity, the Guaranty, the Assignment of Management Agreement, the Security Agreement, the Cross Guaranty and any other document pertaining to the Property as well as all other documents now or hereafter executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan-to-Value Ratio” shall mean, as of any date of determination, a ratio (as reasonably determined by Lender), (x) the numerator of which is equal to (i) the outstanding principal balance of the Loan, and (y) the denominator of which is equal to the “as-is” fair market value of the Property, determined on the basis of Lenders reasonable determination of the fair market value of the Property, or, if Borrower disputes Lender’s valuation, on the basis of an Appraisal commissioned by the Lender and at Borrower’s expense.

“Logistics” shall mean AmeriCold Logistics LLC, a Delaware limited liability company, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of AmeriCold Logistics LLC, subject to any terms, covenants and/or conditions of this Agreement.

“Major Customer List” shall mean a list of those customers each of which, pursuant to one or more Leases or Service Contracts for space at one or more of the Individual Properties, is required to make aggregate annual payments to the Borrowers of not less than $4,000,000.  The Major Customer List as of the date hereof is attached hereto as Schedule I.

“Major Lease” shall mean any Lease covering all or substantially all of the Property.

“Major Tenant” shall mean (i) any Tenant occupying all or substantially all of any Individual Property pursuant to a Lease (other than any month-to-month Lease) and (ii) any Tenant under any Lease listed on Schedule VIII.

“Management Agreement” shall mean (a) that certain Management Agreement, dated as of the date hereof, between Propco Borrower and Manager, as the same may be amended or otherwise modified from time to time in accordance with the terms of this Agreement, or (b) if the context requires, a replacement management agreement entered into by and between Borrower and a Qualified Manager in accordance with the terms of this Agreement.

“Manager” shall mean (a) ART Manager L.L.C. or (b) if the context requires, any other Qualified Manager which becomes manager of the Property in accordance with the terms of this Agreement.

“Material Adverse Effect” shall mean any event or condition that has a material and adverse effect, in each case, taken as a whole on (a) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, prospects, material agreements or results of operations of Borrower, Guarantor or the Property, (b) the ability of Borrower or Guarantor to perform, in all material respects, its respective obligations under the Loan Documents, (c) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (d) the value of, or cash flow (other than cash flow from transportation operations conducted or performed by Borrower or any of its Affiliates from or with respect to any one or more Individual Properties) from, the Property or the operations thereof or (e) the value of the Loan.

“Material Agreements” means each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of any one (1) or more Individual Properties, other than the Management Agreement and the Leases, under which there is an obligation of Borrower to pay more than One Million and No/100 Dollars ($1,000,000.00) per annum.

“Maturity Date” shall mean December 11, 2016 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may he contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000).

“Monthly Debt Service Payment Amount” shall mean, with respect to any Monthly Payment Date, the interest amount determined in accordance with Section 2.2.2 of this Agreement.

“Monthly Payment Date” shall mean the eleventh (11th) calendar day of each calendar month during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately preceding Business Day, commencing on January 11, 2007, and continuing to and including the Maturity Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first priority Mortgage, Deed of Trust or Deed to Secure Debt, dated as of the date hereof, executed and delivered by Propco Borrower and encumbering the applicable Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.12(f).

“Note” shall mean that certain Promissory Note dated as of the date hereof made by Borrower in the original principal amount of One Hundred Nineteen Million Five Hundred Thousand and No/100 Dollars ($119,500,000.00), and, if applicable, the Defeased Note and the Undefeased Note, in each ease as the same may be amended, restated, replaced, supplemented, increased, extended, consolidated or otherwise modified from time to time.

“Notice” shall have the meaning set forth in Section 11.6.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.

“Opco Borrower” shall mean ART Mortgage Borrower Opco 2006-1B L.P., a Delaware limited partnership, and its successors by merger, consolidation or transfer of all or substantially all of the assets of such Person (except to the extent that any such merger, consolidation or transfer may be prohibited hereunder).

“Opco Borrower GP” shall have the meaning set forth in Section 3.1.24(z).

“Operating Agreements” shall mean any covenants, restrictions or agreements of record relating to the construction, operation or use of the Property.

“Operating Expenses” shall mean all costs and expenses incurred by or on behalf of Borrower relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, lease payments (for leases treated as operating leases in accordance with GAAP), the greater of actual management salaries and other compensation and related taxes and 2% of annual Gross Revenues and $0.03 per gross cubic foot of the Improvements per annum with respect to capital costs, but excluding actual Capital Expenditures, lease payments (for leases treated as capital leases in accordance with GAAP), depreciation, amortization, obligations to post security to secure workers’ compensation obligations, deposits required to be made to the Reserve Funds, sales, use and occupancy or other taxes on receipts required to be accounted for by the owner or operator of the Property to any Governmental Authority, interest expense and income tax expense; provided, however such costs and expenses shall be subject to adjustment by Lender in its reasonable discretion to normalize such costs and expenses.  Notwithstanding the foregoing, “Operating Expenses” shall exclude all costs and expenses incurred in connection with transportation operations conducted or performed by Borrower or any of its Affiliates from or with respect to any one or more Individual Properties.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.

“Otherwise Rated Insurer” shall have the meaning set forth in Section 5.1.2.

“Partial Defeasance Collateral” shall mean U.S. Obligations which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates, under the Defeased Note after the Defeasance Date and up to and including the Monthly Payment Date which Borrower shall specify occurring concurrently with or after the Permitted Prepayment Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates.

“Partial Defeasance Date” shall have the meaning set forth in Section 2.5.2(a)(i).

“Partial Defeasance Event” shall have the meaning set forth in Section 2.5.2(a).

“Participant” shall mean any Person that has purchased a participation in this Loan Agreement pursuant to Section 11.27.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) mechanics’, materialmen’s or other similar Liens for delinquent Taxes being contested in good faith if permitted by and in accordance with the terms and provisions of the Loan Documents and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.

“Permitted Prepayment Date” shall mean the Monthly Payment Date occurring in August 2016.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (i) confirm that the applicable Individual Property and its use comply, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (ii) include a copy of a final certificate of occupancy with respect to all Improvements.

“Plan Assets Regulation” shall have the meaning specified in Section 3.1.8.

“Policies” shall have the meaning specified in Section 5.1.1(b).

“Prepayment Date” shall mean the date on which the Loan is prepaid in whole or in part in accordance with the terms hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The U.S.A. PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“primary Servicer” shall have the meaning set forth in Section 11.24(d).

“Propco Borrower” shall mean ART Mortgage Borrower Propco 2006-1B L.P., a Delaware limited partnership, and its successors by merger, consolidation or transfer of all or substantially all of the assets of such Person (except to the extent that any such merger, consolidation or transfer may be prohibited hereunder).

“Propco Borrower GP” shall have the meaning set forth in Section 3.1.24(z).

“Property” shall mean, collectively, the Individual Properties.

“Public Company” shall mean a Person whose stock or ownership interests are publicly traded on the New York Stock Exchange or other nationally recognized stock exchange.

“Qualified Appraiser” means any member of the American Institute of Real Estate Appraisers selected by Borrower and reasonably acceptable to the Lender.

“Qualified Transferee” shall mean any one of the following Persons:

(i)            a corporation, partnership or limited liability company acceptable to Lender in its sole discretion;

(ii)           a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,000,000,000;

(iii)          a pension fund advisor who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,000,000,000 of real estate assets and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (ii) of this definition;

(iv)          an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined under GAAP as of a date no more than six (6) months prior to the date of the transfer of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000;

(v)           a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000 and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,000,000,000; or

(vi)          any Person in which fifty-one percent (51%) of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) through (v) of this definition of “Qualified Transferee”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities;

provided, in each case, that such Person (a) qualifies as a bankruptcy remote entity under criteria established by the Rating Agencies and (b) has delivered to Lender a non-consolidation opinion reasonably acceptable to Lender and acceptable the Rating Agencies in their sole discretion.

“Qualified Manager” shall mean (a) ART Manager L.L.C., (b) any other Affiliate of Borrower, (c) any other Person as to which Borrower shall have obtained a Rating Agency Confirmation or (d) any Person designated by Lender, provided that in the case of (a), (b) and (c) Lender has not required Borrower to replace such Person (or any Affiliate of such Person) as Manager pursuant to Section 7.3.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Register” shall have the meaning set forth in Section 11.27(e).

“Registration Statement” shall have the meaning set forth in Section 9.2(b).

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Related Loan” shall mean a loan made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

“Related Persons” shall have the meaning set forth in Section 8.1.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to one or more individual Properties.

“Release Amount” shall mean, in connection with the release of any Individual Property from the Lien of the Mortgage (or, in lieu of such release, the assignment of the Mortgage encumbering any Individual Property), (a) one hundred five percent (105%) of the Allocated Loan Amount of the applicable individual Property, which, when taken together with the Allocated Loan Amount of each Individual Property previously released from the Lien of the Mortgage (or, with respect to which individual Property, Lender previously assigned the applicable Mortgage), is less than or equal to the Tranche I Release Percentage Threshold Amount, (b) one hundred ten percent (110%) of the Allocated Loan Amount of the applicable Individual Property, which, when taken together with the Allocated Loan Amount of each Individual Property previously released from the Lien of the Mortgage (or, with respect to which Individual Property, Lender previously assigned the applicable Mortgage), is greater than the Tranche I Release Percentage Threshold Amount and less than or equal to the Tranche II Release Percentage Threshold Amount, or (c) one hundred fifteen percent (115%) of the Allocated Loan Amount of the applicable individual Property, which, when taken together with the Allocated Loan Amount of each individual Property previously released from the Lien of the Mortgage (or, with respect to which Individual Property, Lender previously assigned the applicable Mortgage), equals an amount which is greater than the Tranche II Release Percentage Threshold Amount; provided that, in each case, the Release Amount shall not be greater than the amount of the Debt outstanding on the date the applicable Individual Property is released from the Lien of the Mortgage (or, in lieu of such release, the applicable Mortgage is assigned) in accordance with the terms of this Agreement and the other Loan Documents.

“Release Date” shall mean the earlier to occur of (a) the third anniversary of the Closing Date and (b) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the Code) of the REMIC Trust established in connection with the last Securitization involving any portion of this Loan.

“Release Property” shall mean any Individual Property (other than a Substituted Property) with respect to which the Lien of the related Mortgage has been released (or assigned) by Lender in accordance with the terms of this Agreement.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts,

cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their agents or employees from any and all sources arising from or attributable to the Property.  Notwithstanding the foregoing, “Rents” shall exclude all receipts, revenues and other income generated from transportation operations conducted or performed by Borrower or any of its Affiliates from or with respect to any one or more Individual Properties.

“Required Repair Funds” shall have the meaning set forth in Section 6.1.1.

“Required Repairs” shall have the meaning set forth in Section 6.1.1.

“Reserve Funds” shall mean, collectively, the Capital Expenditure Funds, the Insurance Funds, the Required Repair Funds, if any, the Tax Funds and the Borrower Cash Collateral Funds.

“Reserve Guaranty” shall have the meaning set forth in Section 6.12(a).

“Resizing Event” shall have the meaning set forth in Section 9.1(c).

“Restoration” shall have the meaning set forth in Section 5.2.1.

“Restoration Threshold” shall mean, with respect to each Individual Property, five percent (5%) of the Allocated Loan Amount for each such Individual Property.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note in the case of a Total Defeasance Event and under the Defeased Note in the case of a Partial Defeasance Event for all Monthly Payment Dates occurring after the Defeasance Date and up to and including the Monthly Payment Date referred to in clause (i) of the definition of Partial Defeasance Collateral or Total Defeasance Collateral, as applicable (including, in the case of a total defeasance, the outstanding principal balance on the Note as of such Monthly Payment Date and, in the case of a partial defeasance, the outstanding principal balance on the Defeased Note as of such Monthly Payment Date).

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).

“Securities” shall have the meaning set forth in Section 9.1(a).

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1(a).

“Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, made by Borrower in favor of Lender and Cross Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Service Contract” shall have the meaning set forth in Section 5.3.2(i).

“Servicer” shall have the meaning set forth in Section 11.24.

“Servicing Agreement” shall have the meaning set forth in Section 11.24.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“SPC Party” shall have the meaning set forth in Section 3.1.24(o).

“State” shall mean, with respect to any Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Substitute Allocated Loan Amount” shall have the meaning set forth in Section 11.29.

“Substitute Property” and “Substitute Properties” shall have the respective meanings set forth in Section 11.29.

“Substituted Property” shall have the meaning set forth in Section 11.29.

“Successor Borrower” shall have the meaning set forth in Section 2.5.4.

“Survey” shall mean, with respect to each Individual Property, a survey of such Individual Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of any Individual Property.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates under the Note after the Defeasance Date and up to and including the

Monthly Payment Date which Borrower shall specify occurring concurrently with or after the Permitted Prepayment Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.5.1(a).

“Total Defeasance Event” shall have the meaning set forth in Section 2.5.1(a).

“Tranche I Release Percentage Threshold Amount” shall mean the product of the original principal amount of the Loan and twelve and one-half percent (12.5%).

“Tranche II Release Percentage Threshold Amount” shall mean the product of the original principal amount of the Loan and twenty-five percent (25%).

“Transfer” shall have the meaning set forth in the Mortgage.

“Transferee” shall mean a Person to whom a Transfer is being effected.

“Treasury Rate” shall mean, as of the Business Day immediately prior to the Prepayment Date, the yield, calculated by Lender by linear interpolation (rounded to the nearest one-thousandth of one percent (i.e., 0.001%) of the yields of non-inflation adjusted noncallable United States Treasury obligations with terms (one longer and one shorter) most nearly approximating the period from such date of determination to the Permitted Prepayment Date, as determined by Lender on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or another recognized source of financial market information selected by Lender.  Lender’s determination of the Treasury Rate shall be final absent manifest error.

“TRIA” shall mean the Terrorism Risk Insurance Act of 2002, as heretofore amended and as the same may be further amended or otherwise modified; provided that it provides substantially the same benefits to insurance companies and insureds as are provided by TRIA as in effect on the Closing Date.

“Trigger Event” shall mean, on the relevant date, the fact that the annual Underwritable Cash Flow for the Property determined by Lender as of the end of each fiscal quarter (based on Borrower’s Fiscal Year) on a trailing four (4) quarter basis is less than the Trigger UCF Amount.

“Trigger Period” shall mean a period commencing on the first (1st) Business Day after a Trigger Event has occurred to the first (1st) Business Day after the related Trigger Event has not existed for a period of two (2) consecutive fiscal quarters.

“Trigger UCF Amount” shall mean, as of any date, an amount equal to the aggregate of the Allocated UCF Trigger Amounts of all the Individual Properties less the Allocated UCF Trigger Amount of each Individual Property previously released from the lien of the Mortgage (or, in lieu of such release, which Mortgage was assigned by Lender) pursuant to Section 2.4 or Section 2.5.

“Trustee” shall mean any trustee holding the Loan in a Securitization.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Underwritable Cash Flow” shall mean the excess of Gross Revenue over Operating Expenses.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b).

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).

“U.S. Obligations” shall mean (i) direct full faith and credit obligations of the United States of America and (ii) other “government securities” within the meaning of section 1.860G-2(a)(8)(i) of the Treasury Regulations that are acceptable to the Rating Agencies and in each case that are not subject to prepayment, call or early redemption.

“VNO” shall mean Vornado Realty Trust, a Maryland real estate investment trust, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of VNO, subject to any terms, covenants and/or conditions of this Agreement.

“VRLP” shall mean Vornado Realty L.P., a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of VRLP, subject to any terms, covenants and/or conditions of this Agreement.

“Warehouse Agreements” shall mean warehousing agreements, logistics and services agreements, distribution agreements, handling agreements and other similar agreements in connection with the use of one or more Individual Properties as a dry and/or cold storage warehousing facility and for such other uses as may be necessary or incidental to such use (including, without limitation, the provision of distribution services), in each case, to the extent (but only to the extent) the same are for goods stored or services rendered at an Individual Property (excluding transportation services), together with any and all amendments and modifications to such agreements.

“YAA” shall mean Yucaipa American Alliance Fund I, LP, a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of YAA, subject to any terms, covenants and/or conditions of this Agreement.

“YAP” shall mean Yucaipa American Alliance (Parallel) Fund I, LP, a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of YAP, subject to any terms, covenants and/or conditions of this Agreement.

“YCI” shall mean Yucaipa Corporate initiatives Fund I, LP, a Delaware limited partnership, and its permitted successors by merger, consolidation or transfer of all or substantially all of the assets of YCI, subject to any terms, covenants and/or conditions of this Agreement.

“Yield Maintenance Premium” shall mean an amount equal to the greater of: (a) one percent (1%) of the principal amount of the Loan being prepaid or (b) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Permitted Prepayment Date determined by discounting such payments at the Discount Rate.  As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (i) the Applicable Interest Rate and (ii) the Yield Maintenance Treasury Rate.  As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually.  As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Permitted Prepayment Date.  In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate.  In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Section 1.2            Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II.            THE LOAN

Section 2.1            The Loan.

2.1.1       Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.

2.1.2       Single Disbursement to Borrower.  Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3       The Note.  The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4       Use of Proceeds.  Borrower shall use proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past due Basic Carrying Costs, if any, in respect of the Property, (iii) deposit the Reserve Funds (to the extent required hereunder and not previously deposited), (iv) pay costs and expenses incurred in connection with the closing of the Loan, (v) fund any working capital requirements of the Property, (vi) distribute to its parent entities and (vii) retain and/or distribute the balance, if any.

Section 2.2            Interest Rate.

2.2.1       Applicable Interest Rate.  Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from the Closing Date up to, but excluding, the Maturity Date at the Applicable Interest Rate.

2.2.2       Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.  Notwithstanding the foregoing, prior to a Securitization of the Loan.  Lender shall have the right to adjust the Interest Period; provided that, after giving effect to such adjustment, Borrower shall not be obligated hereunder or under any other Loan Document to pay interest on any prepaid or repaid principal of the Loan for any period from and after the Monthly Payment Date concurrent with or subsequent to such prepayment or repayment.  If requested by Lender, Borrower shall promptly execute an amendment to this Agreement and any other Loan Documents to evidence such change.

2.2.3       Intentionally Omitted.

2.2.4       Usury Savings.  This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal.  liability as a result of being in excess of the Maximum Legal Rate.  If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3            Loan Payments.

2.3.1       Payment Before Maturity Date.  Borrower shall make a payment to Lender of interest only on the Closing Date for the initial Interest Period.  Borrower shall make a payment to Lender of interest only in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in January 2007 and on each Monthly Payment Date hereafter to and including the Maturity Date.  Each payment shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2       Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.3       Interest Rate and Payment after Default.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated from the date the Event of Default occurred.  If all or any part of the principal amount of the Loan is prepaid upon acceleration of the Loan following the occurrence of an Event of Default, Borrower shall be required to pay Lender, in addition to all other amounts then payable hereunder (including, without limitation, (i) in the event that such prepayment is received on a Monthly Payment Date, interest which has accrued on such amount through such Monthly Payment Date, or (ii) in the event that such prepayment is received on a date other than a Monthly Payment Date, interest which would have accrued on such amount through the last day of the Interest Period during which such prepayment occurs).

2.3.4       Late Payment Charge.  If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due such that the same would constitute an Event of Default hereunder, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Mortgage and the other Loan Documents.

2.3.5       Method and Place of Payment.  (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.  Notwithstanding the foregoing, amounts due for the payment of Debt Service under the Loan Documents shall be deemed paid so long as there are sufficient sums on deposit in the Deposit Account (as defined in the Cash Management Agreement) for payment of such amounts and Lender’s access to such funds has not been inhibited or prevented in any manner whatsoever due to circumstances or events which are directly or indirectly caused by or otherwise relate to any actions or omissions of Borrower or any of its Affiliates.

(b)           Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the Business Day immediately preceding such day.

(c)           All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim (other than a compulsory counterclaim), and any payment required under the Note and the other Loan Documents shall be made irrespective of any defense thereto.

Section 2.4            Prepayments.

2.4.1       Voluntary Prepayments.  (a) On and after the Permitted Prepayment Date, Borrower may, at its option, prepay the Debt in whole but not in part on any Business Day, without payment of any Yield Maintenance Premium, provided, the following conditions are satisfied:

(i)            Borrower shall provide prior written notice to Lender specifying the date upon which the prepayment is to be made, which notice shall be delivered to Lender not less than ten (10) Business Days prior to such Prepayment Date (or such shorter period of time as may be permitted by Lender in its sole discretion).  Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan or a portion thereof as set forth therein, but may be rescinded by a written notice to Lender prior to the applicable Prepayment Date.  Borrower agrees to indemnify Lender and to hold Lender harmless from and against any and all costs and expenses Lender sustains or incurs as a consequence of any such rescission of a notice of prepayment; and

(ii)           If such prepayment is made on a day other than a Monthly Payment Date, then in connection with such prepayment Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of this Note then being prepaid which would have accrued through the last day of the Interest Period during which such prepayment occurs.  Any prepayment received by Lender on a date other than a Monthly Payment Date shall be held by Lender (and the interest shall accrue for the benefit of Borrower) as collateral security for the Loan and shall be applied to the Debt on the next Monthly Payment Date.

(b)           Upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Note and the other Loan Documents in accordance with the terms and provisions of the Loan Documents, upon the written request of Borrower, Lender shall (i) release the Lien of the Mortgages and all other security interests granted herein and under the other Loan Documents pursuant to an instrument or other document in form and substance reasonably satisfactory to Lender or (ii)(A) assign, or sever into two (2) or more separate loans and assign, the Mortgages and the other Loan Documents to any Person designated by Borrower, which assignment and severance documents shall be in recordable form, (B) deliver to or as directed by Borrower the original executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee lender and the title insurance company insuring the Mortgages, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgages as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note; provided that in no event shall Lender be required to deliver any indemnity with respect thereto, (C) execute and deliver an allonge with respect to the Note and any other note(s) described in the clause (B) above, (D) deliver the original recorded copies of the Mortgages in Lender’s possession or, at Borrower’s sole cost and expense, certified copies of record, and (E) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance, provided, in each case, without covenant, recourse, representation (other than representations that such assignment has been duly authorized and that Lender has not otherwise assigned or encumbered the Mortgages or the other Loan Documents except as expressly contemplated therein) or warranty by Lender and notwithstanding anything to the contrary contained herein, pursuant to instruments or other documents in form and substance reasonably satisfactory to Lender.  Concurrently with the payment to Lender of all principal and interest on, and all other amounts due and payable under the Note and the other Loan Documents, and whether or not Borrower shall request a release or an assignment as set forth in this Section 2.4.1(b), Lender shall deliver to Borrower (1) a payoff letter in customary form, (2) all original insurance policies relating to the Property held by or on behalf of Lender, (3) any amounts held in escrow or in any reserve account pursuant to the Loan Documents or otherwise, (4) any other collateral that may have been delivered to Lender in connection with the Loan, and (5) a termination (subject to customary “clawback” provisions) of any guaranties delivered to Lender in connection with the Loan (except to the extent of any obligations thereunder that are expressly intended to survive pursuant to the terms thereof), duly executed by Lender, in each case with respect to clause (1) or (5), in form and substance reasonably satisfactory to Lender.  In connection with any transaction contemplated by this Section 2.4.1(b), Borrower shall submit to Lender for its review, not less than ten (10) Business Days prior to the date of any release or assignment of the Mortgages or the payment in lull of the Debt (or such shorter period of time as may be permitted by Lender in its sole discretion), all instruments and documents to be executed by Lender (other than a payoff letter under clause (1) above).  All reasonable out-of-pocket costs and expenses incurred by Lender pursuant to this Section 2.4.1(b) shall be paid by Borrower (other than any costs and expenses incurred by Lender in connection with the preparation and delivery of a lost note affidavit in accordance with clause (ii)(B) above or a payoff letter as contemplated by clause (1) above and provided that in no event shall Borrower be required to pay any fee or premium in connection herewith).

(c)           Following either the occurrence and during the continuance of (x) a Default (other than a monetary Default) for which Lender has given written notice to Borrower or (y) an Event of Default which, in either case, cannot be cured despite Borrower’s commercially reasonable efforts (but which Default or Event of Default would be cured or eliminated by the release of any Individual Property (or, in lieu of such release, an assignment of the Mortgage encumbering such Individual Property)), Borrower shall have the right, prior to the Release Date, to prepay a portion of the Debt and obtain the release of such Individual Property from the Lien of the applicable Mortgage (or, in lieu of such release, obtain an assignment of the Mortgage encumbering such Individual Property), provided the following conditions are satisfied:

(i)            Borrower shall provide prior written notice to Lender specifying the date upon which the prepayment is to be made, which notice shall be delivered to Lender not less than ten (10) Business Days prior to such Prepayment Date (or such shorter period of time as may be permitted by Lender in its sole discretion).  Borrower’s notice of prepayment shall create an obligation of Borrower to prepay the Loan or a portion thereof as set forth therein, but may be rescinded by a written notice to Lender prior to the applicable Prepayment Date.  Borrower agrees to indemnify Lender and to hold Lender harmless from and against any and all costs and expenses Lender sustains or incurs as a consequence of any such rescission of a notice of prepayment;

(ii)           If such prepayment is made on a day other than a Monthly Payment Date, then in connection with such prepayment Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of the Note then being prepaid which would have accrued through the last day of the Interest Period during which such prepayment occurs.  Any prepayment received by Lender on a date other than a Monthly Payment Date shall be held by Lender (and the interest shall accrue for the benefit of and shall be payable to Borrower) as collateral security for the Loan and shall be applied to the Debt on the next Monthly Payment Date;

(iii)          In connection with the release of any Individual Property (or the assignment of the Mortgage encumbering such Individual Property), Lender shall have received (A) payment of the applicable Release Amount, (B) payment of the Yield Maintenance Premium with respect to the portion of the Loan to be prepaid and (C) payment of any other amounts then due and owing to Lender pursuant to this Agreement and the other Loan Documents;

(iv)          Immediately after giving effect to such prepayment and the release of the applicable Individual Property from the Lien of the related Mortgage (or, in lieu of such release, the assignment of the Mortgage encumbering such Individual Property), no Default or Event of Default shall have occurred and be continuing (excluding any Default or Event of Default arising from the released Individual Property);

(v)           In connection with the release of an Individual Property pursuant to this Section 24.1(c), Borrower shall submit to Lender for its review, not less than ten (10) Business Days prior to the date of such release (or such shorter period of time as may be permitted by Lender in its sole discretion), a partial release of the applicable Mortgage and the related Loan Documents to be executed by Lender.  Such release shall be in a form appropriate for the jurisdiction in which such Individual Property is located and otherwise reasonably acceptable to Lender;

(vi)          In lieu of a release of an Individual Property in accordance with clause (v), upon Borrower’s written request not less than ten (10) Business Days prior to the date of the proposed assignment (or such shorter period of time as may be permitted by Lender in its sole discretion), Lender shall (A) sever the Note and assign or endorse over a severed note in the amount equal to the Release Amount for such Individual Property and assign the applicable Mortgage to any Person designated by Borrower, which assignment and severance documents shall be in recordable form, (B) deliver to or as directed by Borrower the original executed severed note, (C) deliver the original recorded copy of the applicable Mortgage in Lender’s possession or, at Borrower’s sole cost and expense, a certified copy of record, and (D) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance, provided, in each case, without covenant, recourse, representation (other than representations that such assignment has been duly authorized and that Lender has not otherwise assigned or encumbered the applicable Mortgage except as expressly contemplated therein) or warranty by Lender and notwithstanding anything to the contrary contained herein, pursuant to instruments or other documents in form and substance reasonably satisfactory to Lender.  Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such severance and assignment (including, without limitation, a severed note in the amount equal to the principal balance of the Loan after giving effect to such assignment), together with an Officer’s Certificate certifying that such severance and assignment will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being assigned (or as to the parties to the Loan Documents and the Individual Properties subject to the Loan Documents not being assigned).  In connection with any transaction contemplated by this Section 2.4.1(c)(vi), Borrower shall submit to Lender for its review, not less than ten (10) Business Days prior to the date of any assignment of a Mortgage (or such shorter period of time as may be permitted by Lender in its sole discretion), all instruments and documents to be executed by Lender;

(vii)         Simultaneously with the release (or assignment), (A) Borrower shall convey its title to the applicable Individual Property to a Person other than Borrower and (B) Borrower and Manager shall execute an amendment to the Management Agreement effective as of such release (or assignment) deleting the applicable Individual Property from the list of properties managed thereunder;

(viii)        Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.1(c) have been satisfied; and

(ix)           All reasonable out-of-pocket costs and expenses incurred by Lender pursuant to this Section 2.4.1(c) shall be paid by Borrower.

2.4.2       Mandatory Prepayments.  (a) On each date on which Lender actually receives a distribution of Net Proceeds, and if Lender exercises its right provided for herein not to make such Net Proceeds available to Borrower for a Restoration, one hundred percent (100%) of such Net Proceeds shall be applied to the outstanding principal balance of the Loan, together with interest accruing on such amount calculated through the next Monthly Payment Date.  Any prepayment received by Lender pursuant to this Section 2.4.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of and payable to Borrower, and shall be applied by Lender on the next Monthly Payment Date.  The Allocated Loan Amount of an applicable Individual Property shall be reduced by an amount equal to such prepayment of principal upon such application of Net Proceeds pursuant to this Section 2.4.2.  Notwithstanding the foregoing and anything else herein to the contrary, if in connection with any Casualty or Condemnation at any Individual Property Lender exercises its right provided for herein not to make the Net Proceeds available to Borrower for a Restoration, then at Borrower’s option, Lender shall release the applicable Individual Property from the lien of the Mortgage and related

Loan Documents (or, in lieu of such release, the assignment of the related Mortgage by Lender on substantially the same terms as are provided in Section 2.4.1(c)), provided that (i) Borrower shall pay Lender an amount which, when added to the amount of Net Proceeds received in connection with such Casualty or Condemnation, equals the Allocated Loan Amount of the Individual Property for which the Net Proceeds were obtained together with interest on such amount calculated for the same periods as Net Proceeds in the first sentence of this Section 2.4.2, (ii) no Event of Default shall have occurred and be continuing (except for any Event of Default which would be cured or eliminated by the release or assignment of the Individual Property, (iii) Borrower shall provide to Lender a release of the Mortgage as it relates to such Individual Property and related Loan Documents in a form appropriate for the jurisdiction in which the applicable Individual Property is located and reasonably satisfactory to Lender for execution by Lender and (iv) simultaneously with the release, Borrower shall convey fee simple title to the Release Property to a Person other than Borrower.

(b)           Any prepayment of the Loan pursuant to this Section 2.4.2 shall be without premium (including Yield Maintenance Premium) or penalty of any kind.

2.4.3       Prepayments After Default.  Subject to the terms set forth in Section 2.4.1(c), if, after an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall pay, in addition to the outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents, an amount equal to the applicable Yield Maintenance Premium, if any.

Section 2.5            Defeasanee.

2.5.1       Total Defeasanee.  (a)Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to the Permitted Prepayment Date to voluntarily defease the entire Loan and obtain a release of the lien of the Mortgage by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)            Borrower shall provide Lender not less than fifteen (15) Business Days’ notice (or such shorter period of time as may be permitted by Lender in its sole discretion) specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur.  Borrower’s notice of defeasance shall create an obligation of Borrower to defease the entire Loan as set forth therein, but may be rescinded by a written notice to Lender prior to the applicable Total Defeasance Date.  Borrower agrees to indemnify Lender and to hold Lender harmless from and against any and all costs and expenses Lender sustains or incurs as a consequence of any such rescission of a notice of defeasance;

(ii)           Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Total Defeasance Date and (B) all other sums, then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii)          Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.3 and 2.5.4 hereof;

(iv)          Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v)           Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, (A) that Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral, (B) that, if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of a Total Defeasance Event pursuant to this Section 2.5 (assuming a “startup day” (within the meaning of Section 8600(a)(9) of the Code) that is the earlier of the actual start-up date and the date specified in clause (a) of the definition of “Release Date” contained herein), and (C) a non-consolidation opinion with respect to the Successor Borrower;

(vi)          If a Securitization has occurred, Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(vii)         Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.5 have been satisfied;

(viii)        Borrower shall deliver a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix)           Intentionally omitted;

(x)            Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(xi)           Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the Total Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses and Rating Agencies fees and expenses.

(b)           If Borrower has elected to defease the entire Note and the requirements of this Section 2.5 have been satisfied, the Property shall, be released from the lien of the Mortgage and the Total Defeasance Collateral pledged pursuant to the Defeasance Security Agreement shall be the sole source of collateral securing the Note.  In connection with the release of the Lien, Borrower shall submit to Lender for its review, not less than fifteen (15) days prior to the Defeasance Date (or such shorter period of time as may be permitted by Lender in its sole discretion), a release of Lien (and related Loan Documents) to be executed by Lender.  Such release shall be in a form appropriate in the applicable jurisdiction(s) in which the Property is located and that contains standard provisions protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation that a reasonably prudent lender originating commercial loans for securitization similar to the Loan would require to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all costs, taxes and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees.  Except as set forth in Section 2.4 or this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage on the Property.

(c)           If Borrower has elected to defease the entire Note and the requirements of this Section 2.5 have been satisfied, in lieu of the release of the Property in accordance with Section 2.5.1(b), upon Borrower’s written request not less than fifteen (15) days prior to the date of the proposed assignment (or such shorter period of time as may be permitted by Lender in its sole discretion), Lender shall (i) assign, or sever into two (2) or more separate loans and assign, the Mortgages and the other Loan Documents to any Person designated by Borrower, which assignment and severance documents shall be in recordable form, (ii) deliver to or as directed by Borrower the original executed Note and all originally executed other notes which may have been consolidated, amended and/or restated in connection with the execution of the Note or, with respect to any note where the original has been lost, destroyed or mutilated, a lost note affidavit for the benefit of the assignee lender and the title insurance company insuring the Mortgages, as assigned, in form sufficient to permit such title insurance company to insure the lien of the Mortgages as assigned to and held by the assignee without exception for any matter relating to the lost, destroyed or mutilated note; provided that in no event shall Lender be required to deliver any indemnity with respect thereto, (iii) execute and deliver an allonge with respect to the Note and any other note(s) described in the clause (ii) above, (iv) deliver the original recorded copies of the Mortgages in Lender’s possession or, at Borrower’s sole cost and expense, certified copies of record, and (v) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance, provided, in each case, without covenant, recourse, representation (other than representations that such assignment has been duly authorized and that Lender has not otherwise assigned or encumbered the Mortgages or the other Loan Documents except as expressly contemplated therein) or warranty by Lender and notwithstanding anything to the contrary contained herein, pursuant to instruments or other documents in form and substance reasonably satisfactory to Lender.  Concurrently with the delivery of the Total Defeasance Collateral to Lender, and whether or not Borrower shall request a release or an assignment as set forth in this Section 2.5.1, Lender shall deliver to Borrower (1) a payoff letter in customary form, (2) all original insurance policies relating to the Property held by or on behalf of Lender, (3) any amounts held in escrow or in any reserve account pursuant to the Loan Documents or otherwise, (4) any other collateral that may have been delivered to Lender in connection with the Loan, and (5) a termination (subject to customary “clawback” provisions) of any guaranties delivered to Lender in connection with the Loan (except to the extent of any obligations thereunder that are expressly intended to survive pursuant to the terms thereof), duly executed by Lender, in each case with respect to clause (1) or (5), in form and substance reasonably satisfactory to Lender.  In connection with any transaction contemplated by this Section 2.5.1(c), Borrower shall submit to Lender for its review, not less than fifteen (15) days prior to the Defeasance Date (or such shorter period of time as may be permitted by Lender in its sole discretion), all instruments and documents to be executed by Lender (other than a payoff letter under clause (1) above).  All reasonable out-of-pocket costs and expenses incurred by Lender pursuant to this Section 2.5.1(c) shall be paid by Borrower (other than any costs and expenses incurred by Lender in connection with the preparation and delivery of a lost note affidavit in accordance with clause (ii) above or a payoff letter as contemplated by clause (1) above and provided that in no event shall Borrower be required to pay any fee or premium to the Lender or the Servicer in connection herewith).

2.5.2       Partial Defeasance.  (a) Provided no Event of Default shall have occurred and remain uncured, Borrower shall have the right at any time after the Release Date and prior to Permitted Prepayment Date to voluntarily defease a portion of the Loan and obtain a release of the lien of the Mortgage as to any Individual Property by providing Lender with the Partial Defeasance Collateral (hereinafter, a “Partial Defeasance Event”) upon satisfaction of the following conditions precedent:

(i)            Borrower shall provide Lender not less than fifteen (15) Business Days notice (or such shorter period of time as may be permitted by Lender in its sole discretion) specifying a date (the “Partial Defeasance Date”) on which the Partial Defeasance is to occur.  Borrower’s notice of defeasance shall create an obligation of Borrower to defease a portion of the Loan as set forth therein, but may be rescinded by a written notice to Lender prior to the applicable Partial Defeasance Date.  Borrower agrees to indemnify Lender and to hold Lender harmless from and against any and all costs and expenses Lender sustains or incurs as a consequence of any such rescission of a notice of defeasance;

(ii)           Borrower shall pay to Lender (A) all payments of principal and interest due on the Loan to and including the Partial Defeasance Date and (B) all other sums then due under the Note, this Agreement, the Mortgage and the other Loan Documents;

(iii)          Borrower shall deposit the Partial Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Sections 2.5.3 and 2.5.4 hereof;

(iv)          Borrower shall prepare all necessary documents to modify this Agreement and to amend and restate the Note and issue two substitute notes, one note having an aggregate principal balance equal to Release Amount for the subject Individual Property (collectively, the “Defeased Note”), and the other note having a principal balance equal to the excess of (A) the original principal amount of the Loan, over (B) the amount of the Defeased Note (collectively, the “Undefeased Note”).  The Defeased Note and Undefeased Note shall have identical terms as the Note except for the principal balance.  The Defeased Note and the Undefeased Note shall not be cross defaulted or cross collateralized unless the Rating Agencies shall require otherwise A Defeased Note may not be the subject of any further defeasance (but may he prepaid on the same terms as the Note);

(v)           Borrower shall execute and deliver to Lender a Defeasance Security Agreement in respect of the Defeasance Collateral Account and the Partial Defeasance Collateral;

(vi)          Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, (A) that Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Partial Defeasance Collateral, (B) that, if a Securitization has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the Partial Defeasance Event pursuant to this Section 2.5.2 (assuming a “startup day” (within the meaning of Section 8606(a)(9) of the Code) that is the earlier of the actual start-up date and the date specified in clause (a) of the definition of “Release Date” contained herein), and (C) a non-consolidation opinion with respect to the Successor Borrower;

(vii)         Borrower shall deliver to Lender a Rating Agency Confirmation as to the Partial Defeasance Event;

(viii)        Borrower shall deliver to Lender a certificate of a “big four” or other nationally recognized public accounting firm acceptable to Lender certifying that the Partial Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix)           Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 2.5.2(a) have been satisfied;

(x)            After giving effect to the release of any Individual Properties (including the amount prepaid in Section 2.5.2(a)(ii) above and including any amount so paid in excess of 100% of the Allocated Loan Amount for any such Release Properties), the Debt Service Coverage Ratio for the Loan for the Individual Properties (excluding the Released Property) shall not be less than the greater of (i) the Debt Service Coverage Ratio as of the Closing Date for the Property as of the Closing Date and (ii) the Debt Service Coverage Ratio for the trailing twelve (12) full calendar months as of the date immediately preceding the release of the Release Properties for the Property as of such date; provided that, in order to meet the Debt Service Coverage Ratio Test set forth in this clause (x), Borrower may defease a portion of the Loan in excess of the Release Amounts of the affected Individual Properties;

(xi)           Borrower shall continue to comply with the terms and provisions of Section 3.1.24;

(xii)          Borrower shall pay all reasonable out-of-pocket costs.  and expenses of Lender incurred in connection with the Partial Defeasance Event, including Lender’s reasonable attorneys’ fees and expenses, the Rating Agencies’ fees and expenses and any fees assessed by the Servicer in connection with such Partial Defeasance Event.

(b)           If Borrower has elected to make a partial defeasance and the requirements of this Section 2.5 have been satisfied, the Individual Property shall be released from the lien of the Mortgage.  In connection with the release of the Lien, Borrower shall submit to Lender for its review, not less than fifteen (15) days prior to the Partial Defeasance Date (or such shorter period of time as may be permitted by Lender in its sole discretion), a release of Lien (and related Loan Documents) to be executed by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that contains standard provisions protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation that a reasonably prudent lender originating commercial loans for securitization similar to the Loan would reasonably require to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all taxes and all reasonable costs and expenses associated with the release of the lien of the Mortgage, including Lender’s reasonable attorneys’ fees.  Borrower shall cause title to the Individual Property so released from the lien of the Mortgage to be transferred to and held by a Person other than Borrower.  Except as set forth in Section 2.4 or this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Mortgage from the Property or any part thereof.

(c)           If Borrower has elected to make a partial defeasance and the requirements of this Section 2.5 have been satisfied, in lieu of the release of the Individual Property in accordance with Section 2.5.2(b), upon Borrower’s written request not less than fifteen (15) days prior to the date of the proposed assignment (or such shorter period of time as may be permitted by Lender in its sole discretion), Lender shall (i) sever the Note and assign or endorse over a severed note in the amount equal to the Release Amount for such Individual Property and assign the applicable Mortgage to any Person designated by Borrower, which assignment and severance documents shall be in recordable form, (ii) deliver to or as directed by Borrower the original executed severed note, (iii) deliver the original recorded copy of the applicable Mortgage in Lender’s possession or, at Borrower’s sole cost and expense, a certified copy of record, and (iv) execute and deliver such other instruments of conveyance, assignment, termination, severance and release (including appropriate UCC statements) in recordable form as may reasonably be requested by Borrower to evidence such assignment and/or severance, provided, in each case, without covenant, recourse, representation (other than representations that such assignment has been duly authorized and that Lender has not otherwise assigned or encumbered the applicable Mortgage except as expressly contemplated therein) or warranty by Lender and notwithstanding anything to the contrary contained herein, pursuant to instruments or other documents in form and substance reasonably satisfactory to Lender.  In connection with any transaction contemplated by this Section 2.5.2(c), Borrower shall submit to Lender for its review, not less than fifteen (15) days prior to the date of any assignment of a Mortgage (or such shorter period of time as may be permitted by Lender in its sole discretion), all instruments and documents to be executed by Lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such severance and assignment (including, without limitation, a severed note in the amount equal to the principal balance of the Loan after giving effect to such assignment), together with an Officer’s Certificate certifying that such severance and assignment will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being assigned

(or as to the parties to the Loan Documents and the Individual Properties subject to the Loan Documents not being assigned).  All reasonable out-of-pocket costs and expenses incurred by Lender pursuant to this Section 2.5.2(c) shall be paid by Borrower; provided that in no event shall Borrower be required to pay any fee or premium to the Lender or the Servicer in connection therewith.

2.5.3       Defeasance Collateral Account.  On or before the date on which Borrower delivers the Total Defeasance Collateral or Partial Defeasance Collateral, Borrower shall open at any Eligible Institution the defeasance collateral account (the “Defeasance Collateral Account”) which shall at all times be an Eligible Account.  The Defeasance Collateral Account shall contain only (a) Total Defeasance Collateral or the applicable Partial Defeasance Collateral, and (b) cash from interest and principal paid on the Total Defeasance Collateral or the applicable Partial Defeasance Collateral.  All cash from interest and principal payments paid on the Total Defeasance Collateral or Partial Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal.  Following the- payment of all Scheduled Defeasance Payments, any cash from interest and principal paid on the Total Defeasance Collateral or Partial Defeasance Collateral in excess of the amounts necessary to pay the Scheduled Defeasance Payments shall be paid to Borrower or, if there is a Successor Borrower, to Successor Borrower.  Borrower shall cause the Eligible Institution at which the Total Defeasance Collateral or Partial Defeasance Collateral is deposited to enter into an agreement with Borrower or Successor Borrower, as applicable, and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral or Partial Defeasance Collateral in accordance with this Agreement.  Borrower or Successor Borrower, as applicable, shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral or Partial Defeasance Collateral for federal, state and local income tax purposes in its income tax return.  Borrower shall prepay or cause to be prepaid all costs and expenses associated with opening and maintaining the Defeasance Collateral Account.  Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.  At Borrower’s election, different Defeasance Collateral Accounts may be established for each defeasance consummated pursuant to Section 2.5.1 or Section 2.5.2.

2.5.4       Successor Borrower.  In connection with a Defeasance Event under this Section 2.5, Borrower shall, if required by the Rating Agencies or if Borrower elects to do so, establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity and which shall be approved by the Rating Agencies.  Any such Successor Borrower may, at Borrower’s option, be an Affiliate of Borrower.  Borrower shall transfer and assign all obligations, rights and duties under and to the Note or the Defeased Note, as applicable, together with the Total Defeasance Collateral or Partial Defeasance Collateral, as applicable, to such Successor Borrower.  Such Successor Borrower shall assume the obligations under the Note or the Defeased Note, as applicable, and the Defeasance Security Agreement and Borrower shall be relieved of its obligations under such documents except to the extent of any cross-collateralization required hereunder.  Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender, including Lender’s attorney’s fees and expenses, incurred in connection therewith.

III.           REPRESENTATIONS AND WARRANTIES

Section 3.1            Borrower Representations.  Borrower represents and warrants as of the date hereof, except as described on Schedule 3.1 attached hereto, that:

3.1.1       Organization.  (a)  Each of Borrower and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on its ability to perform its obligations hereunder, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b)           Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement.  Borrower is an organization of the type specified in the first paragraph of this Agreement.  Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics will be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).  Propco Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 4254297.  Propco Borrower’s federal tax identification number is 20-5881025.  Opco Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 4255957.  Opco Borrower’s federal tax identification number is 20-5879782.  Borrower is not subject to back-up withholding taxes.

3.1.2       Proceedings.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3       No Conflicts.  The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4       Litigation.  There is no action, suit,.  proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower in any court or by or before any other Governmental Authority which would materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement.

3.1.5       Orders and Decrees.  Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower or its properties or might have consequences that would adversely affect its performance hereunder.

3.1.6       Consents.  No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.

3.1.7       Title.  (a)  Borrower has good, marketable and insurable fee simple title to the real property comprising part of each Individual Property and good title to the balance of each Individual Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty comprising the Property (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances.  Except as indicated on the Title Insurance Policy for each Individual Property if insured over by the title company issuing the Title Insurance Policy for each Individual Property or those that are contested in accordance with the terms of this Agreement, there are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.  To Borrower’s knowledge, none of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage and this Loan Agreement, materially and adversely affect the value of the Property in light of the manner in which the same is currently being used, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

(b)           The Security Agreement, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid perfected lien and security interest in, and a perfected collateral assignment of, all personalty of Opco Borrower, all in accordance with the terms thereof, subject only to any Permitted Encumbrances.

3.1.8       No Plan Assets.  As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to Title I of ERISA, or a “plan” as defined in Section 4975 of the Code, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3101 (the

“Plan Assets Regulation”) and (c) transactions by or with Borrower are not and will not be prohibited transactions under ERISA.

3.1.9       Compliance.  Borrower and each Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws.  To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would materially adversely affect the condition (financial or otherwise) or business of Borrower.  To Borrower’s knowledge, Borrower has not committed any act which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.  With respect to those Individual Properties listed on Schedule IX, Borrower hereby represents that no certificate of occupancy is available or required in order for each such Individual Property to be in compliance with local zoning rules and regulations in the jurisdiction where each such Individual Property is located.

3.1.10     Financial Information.  All financial data taken as a whole, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of the Property (other than financial forecasts) fairly present in all material respects the financial condition of the Property as of the date of such reports; the financial forecasts delivered to Lender were prepared in good faith by Borrower for its own use in the ordinary course of business.  Borrower does not have any contingent liabilities other than its liabilities under the Loan Documents, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements.  Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.

3.1.11     Condemnation.  No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12     Utilities and Public Access.  Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its intended uses.  All roads necessary for the current utilization of the Property for its current purpose have been dedicated to public use and accepted by all governmental authorities or are the subject of access easements for the benefit of the Property.

3.1.13     Separate Lots.  Each Individual Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.14     Assessments.  To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any

Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments which, in any such case, would have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents.

3.1.15     Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16     Assignment of Leases.  The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property.  No Person other than Lender, Cross Lender or Borrower has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

3.1.17     Insurance.  Borrower has obtained and has delivered to Lender acceptable evidence of the existence of all of the Policies, with all premiums due and payable prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18     Licenses.  All permits and approvals, including without limitation, certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect except for such permits and approvals the absence of which would not result in a material adverse effect on the financial condition of Borrower or the Individual Property for which Borrower failed to obtain such permit or approval.

3.1.19     Flood Zone.  Except as shown on the Survey, none of the Improvements on any Individual Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

3.1.20     Physical Condition.  To Borrower’s knowledge and except as set forth in the applicable Physical Conditions Report, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21     Boundaries.  Except as shown on the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of each Individual Property, and no improvements on adjoining properties encroach upon any Individual Property, and no easements or other encumbrances affecting any Individual Property encroach upon any of the improvements, so as to affect the value or marketability of any Individual Property except those which are insured against by title insurance.

3.1.22     Leases.  Borrower represents and warrants to Lender with respect to the Leases that: (a) the “Major Customer List” attached hereto as Schedule I is true, complete and correct in all material respects, (b) the Leases identified on Schedule I are in full force and effect and there are no material defaults thereunder by either party, (c) Borrower has delivered to Lender copies of all Leases with terms in excess of one (1) year or which generate revenue in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) annually, (d) there are no Leases which contain rights or options of the Tenant thereunder to purchase all or any part of the Property or require the Borrower to purchase any of the Improvements other than as set forth on Schedule I, (e) the copies of the Leases delivered to Lender are true and complete, and there are no oral agreements with respect thereto, (f) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, (g) all alterations or improvements at each Individual Property to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (h) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant and (i) all security deposits are being held in accordance with Legal Requirements.

3.1.23     Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being submitted for payment simultaneously herewith.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or are being submitted for payment simultaneously herewith.  All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the title insurance policy to be issued in connection with the Mortgage.

3.1.24     Single Purpose.  Borrower hereby represents and warrants to, and covenants with, Lender that as of the date hereof and until such time as the Debt shall be paid in full:

(a)           (1) Propco Borrower does not own and will not own any asset or property other than (i) the Property, and (ii) incidental personal property necessary for the ownership or operation of the Property and (2) Opco Borrower does not own and will not own any asset or property other than the personalty and other assets owned by it necessary for the operation of the Property.

(b)           (1) Propco Borrower will not engage in any business other than the ownership, management and operation of the Property and (2) Opco Borrower will not engage in any business other than the management and operation of the Property, and each Borrower will conduct and operate its business as presently conducted and operated.

(c)           Borrower will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except upon terms and conditions that are commercially reasonable (taking into account all facts and circumstances) and either substantially similar to those that would be available on an aim’s-length basis with third parties other than any such party or a capital contribution or distribution.

(d)           Borrower has not incurred, and will not incur any Indebtedness other than the Debt, (ii) unsecured trade payables and operational debt not evidenced by a note and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property; provided that any Indebtedness incurred pursuant to subclauses (ii) and (iii) shall be (x) not in excess of 5% of the outstanding principal amount of the Loan in the aggregate, (y) paid not more than sixty (60) days from the date incurred as to the matters in subclause (ii) above and not more than sixty (60) days from the date due as to the matters in subclause (iii) above and (z) incurred in the ordinary course of business.  No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property other than Indebtedness of the type described in and subject to the requirements of clause (iii) of this clause (d).

(e)           Except as expressly contemplated by the Loan Documents with respect to the other Borrower and the Cross Borrower, Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of any of its Affiliates.

(f)            Borrower is and will remain solvent and Borrower will pay all of its debts and liabilities (including, as applicable, a fairly allocated portion of shared personnel and overhead expenses) only from its own assets and as the same shall become due.

(g)           Borrower has done or caused to be done and will do all things necessary to observe organizational formalities applicable to Borrower and preserve Borrower’s existence, and Borrower will not, nor will Borrower permit any constituent party to amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower without the prior consent of Lender in any manner that (i) violates or makes such organizational documents inconsistent with the single purpose covenants set forth in this Section 3.1.24, or (ii) amends, modifies or otherwise changes any provision thereof that by its terms cannot be modified at any time when the Loan is outstanding or by its terms cannot be modified without Lender’s consent.

(h)           Borrower will maintain all of its books, records, financial statements (it being acknowledged that the agent under the Cash Management Agency Agreement shall be continuously able to produce separate balance sheets of the Borrowers) and (except as contemplated in the Cash Management Agency Agreement) bank accounts separate from those of its Affiliates and from those of any other Person.  Borrower’s assets will not be listed as assets on the financial statement of any other Person, provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements (and/or in Annual Reports on Form 10-K filed with U.S. Securities and Exchange Commission in which such financial statements are contained) to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets are continuously able to be listed on Borrower’s own separate balance sheet.  Borrower will file its own tax returns (to the extent Borrower is required to file tax returns).  Borrower shall maintain its books, records, resolutions and agreements as official records.

(i)            Borrower will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name (except with respect to payments or communications made on behalf of the Borrower by the counterparty to the Cash Management Agency Agreement, in which event, such counterparty shall nevertheless identify the Borrower as the party on whose behalf the payment or communication is being made).

(j)            Borrower will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(k)           Neither Borrower nor any constituent party will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.

(l)            Except as expressly contemplated by the Loan Documents and the Cash Management Agency Agreement, Borrower will not commingle the funds or other assets of Borrower with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.

(m)          Borrower has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(n)           Except as expressly contemplated by the Loan Documents with respect to the other Borrower and the Cross Borrower, Borrower will not guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy or hold out its credit as being available to satisfy the debts or obligations of any other Person.

(o)           (i)  If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company that satisfies all of the requirements of Section 3.1.24(o)(ii)), each general partner or managing member (each, an “SPC Party”) of Borrower shall be a corporation or single member limited liability company that satisfies all of the requirements of Section 3.1.24(o)(ii) whose sole asset is a direct interest in Borrower of at least 0.5% (or 0.1% if Borrower is an entity formed under the laws of Delaware) and each such SPC Party will at all times comply with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party (substituting the term “SPC Party” for the term “Borrower” throughout) and will cause Borrower to comply with this Section 3.1.24 (except for subsections (a), (b), (d), (n) and (x)).  Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose constituent documents are substantially similar to those of the withdrawing or disassociating SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.  If Borrower is a limited partnership, Borrower shall have at least one general partner.  If Borrower is a limited liability company (other than a single-member limited liability company that satisfies all of the requirements of Section 3.1 .24(o)(ii)), Borrower shall have at least one (1) managing member.  An SPC Party shall be organized for the sole purpose of owning a direct interest in the Borrower, shall own no other interests in any entity, and shall not incur indebtedness except as it may be liable for the debts of the Borrower in its capacity as general partner of the Borrower.

(ii)           If Borrower is a single member limited liability company (“single member limited liability company” meaning a limited liability company having only one equity member), Borrower shall be a limited liability company organized under the laws of Delaware and shall have either (A) two (2) non-equity members or (B) at least two springing members, one of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become the sole member of Borrower, and the other of which shall become the sole member of Borrower if the first such springing member no longer is available to serve as such sole member.

(p)           Borrower or its SPC Party shall at all times cause there to be at least two duly appointed Independent Directors, who are provided by a nationally recognized company that provides professional independent directors, of each SPC Party and of Borrower if Borrower is a single member limited liability company.  As used herein, “Independent Director” shall mean a natural person serving as a director of a corporation or manager of a limited liability company who is not at the time of initial appointment, or at any time while serving, and has not been at any time during the preceding five (5) years: (a) a stockholder or director (with the exception of serving as the Independent Director of Borrower or any SPC Party that is an SPC Party or managing member of Borrower), trustee, officer, employee, partner, member, attorney or counsel of SPC Party, Borrower or any affiliate of either of them; (b) a creditor, customer, supplier or other person who derives any of its purchases or revenues from its activities with SPC Party, Borrower or any affiliate of either of them; (c) a person or other entity controlling or under common control with any Person excluded from serving as Independent Director under subparagraph (a) or (b); or (d) a member of the immediate family of any Person excluded from serving as Independent Director under subparagraph (a) or (b).  As used in this definition, the term “affiliate” means any person controlling, under common control with, or controlled by the person in question; and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.  A natural person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director if such individual has been provided by a nationally-recognized company that provides professional independent directors.  A natural person who otherwise satisfies the foregoing definition except for being the Independent Director of a “special purpose entity” affiliated with Borrower or SPC Party shall not be disqualified from serving as an Independent Director of Borrower or SPC Party if such “special purpose entity” does not own a direct or indirect equity interest in Borrower or in any co-borrower of Borrower and if such individual is an independent director provided by a nationally-recognized company that provides professional independent directors.  For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities substantially similar to those set forth in Section 3.1.24 of this Agreement.

(q)           Borrower shall not cause or permit the board of directors, trustees or managers of any SPC Party or of Borrower to take any action which, under the terms of any certificate of incorporation, bylaws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires the vote or consent of such Independent Directors unless at the time of such action there shall be at least two Independent Directors then serving in such capacity who have provide the required vote or consent.

(r)            Borrower shall conduct its business so that the assumptions made with respect to Borrower in the Insolvency Opinion shall be true and correct in all respects.  In connection with the foregoing, Borrower hereby covenants and agrees that it will comply with or cause the compliance with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion, (ii) all the representations, warranties and covenants in this Section 3.1.24, and (iii) all the organizational documents of the Borrower and any SPC Party.

(s)           Borrower will not permit any Affiliate or constituent party independent access to its bank accounts (subject to the requirements hereof, and except with respect to the agency relationships contemplated by the Cash Management Agency Agreement and the Cash Management Agreement).

(t)            Borrower will pay the salaries of its own employees (if any) from its own funds and maintain a sufficient number of employees in light of its contemplated business operations; provided, however, that zero employees may be sufficient for such operations given the services provided to Borrower by other entities and that Borrower may lease employees on a full or part-time basis pursuant to arms-length terms.

(u)           Borrower will compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind that it incurs.

(v)           Borrower will not buy or hold indebtedness issued by any other Person (other than cash and investment grade securities).

(w)          Except as expressly contemplated by the Loan Documents with respect to the other Borrower and the Cross Borrower, Borrower will not pledge its assets to secure the obligations of any other Person.

(x)            Borrower will not form, acquire or hold any subsidiary or own any equity interest in any other entity.

(y)           Borrower will not engage in any Bankruptcy Action without the written consent of two Independent Directors of Borrower or SPC Party.  As used herein, “Bankruptcy Action” shall mean, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

(z)            Neither (a) ART Mortgage Borrower Propco GP 2006-1B LLC, a Delaware limited liability company (the “Propco Borrower GP”), the general partner of Propco Borrower, nor (b) ART Mortgage Borrower Opco GP 2006-1B LLC, a Delaware limited liability company (the “Opco Borrower GP”, and together with Propco Borrower GP, individually or collectively, as the context may require, “Borrower GP”), the general partner of Opco Borrower, will own any asset or property other than (A) its respective general partnership interest in Propco Borrower or Opco Borrower, as the case may be, and (B) incidental personal property necessary for the ownership of such interest or operation of Propco Borrower or Opco Borrower, as applicable.

(aa)         Neither Borrower GP will engage in any business other than being and acting as general partner of Propco Borrower or Opco Borrower, as the case may be, and will conduct and operate its business as presently conducted.

(bb)         Neither Borrower GP has incurred or will incur any Indebtedness except as it may be liable for the debts of Propco Borrower or Opco Borrower, as the case may be, in its capacity as general partner of the Propco Borrower or Opco Borrower, as the case may be.

(cc)         Except as it is liable in its capacity as general partner of Propco Borrower or Opco Borrower, as the case may be, neither Borrower GP will guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy or hold its credit as being available to satisfy the debts or obligations of any other Person.

(dd)         Neither Borrower GP will fort-n, acquire or hold any subsidiary or own any equity interest in any other entity other than Propco Borrower or Opco Borrower, as the case may be.

Notwithstanding the foregoing, none of the covenants, representations or warranties set forth in this Section 3.1.24, elsewhere in this Agreement or in any other Loan

Document shall be violated by reason of the Cross Guaranty or the fact that the Borrower and Cross Borrower have obligated themselves, and encumbered their respective Properties (as defined herein and in the Cross Loan Agreement) and other assets, for the Loan and the Cross Loan, respectively.

3.1.25     Tax Filings.  To the extent required, Borrower timely has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower.

3.1.26     Solvency.  Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents.  Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27     Federal Reserve Regulations.  No part of the proceeds of the Loan will be used by Borrower for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28     Organizational Chart.  The organizational chart attached as Schedule III hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof.

3.1.29     Bank Holding Company.  Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30     No Other Debt.  Borrower has not borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full:

3.1.31     Investment Company Act.  Borrower is not (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the

Investment Company Act of 1940, as amended or (2) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.32     Intentionally Omitted.

3.1.33     No Bankruptcy Filing.  Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower does not have any knowledge of any Person contemplating the filing of any such petition against it.

3.1.34     Full and Accurate Disclosure.  To the best of Borrower’s knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement, when considered together, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower or its business, operations or condition (financial or otherwise).

3.1.35     Foreign Person.  Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.36     Intentionally Omitted.

3.1.37     No Change in Facts or Circumstances Disclosure.  To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower or the Property.

3.1.38     Property Management.  (a) Each agreement comprising the Cash Management Agency Agreement is in full force and effect and there is no default by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder.

(b)           The Management Agreement is in full force and effect and there is no default by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice, would constitute a default thereunder.

3.1.39     Perfection of Accounts.  Borrower hereby represents and warrants to Lender that:

(a)           This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.

Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts;

(b)           The Accounts constitute “deposit accounts” or “securities accounts” within the meaning of the Uniform Commercial Code, as set forth in the Cash Management Agreement;

(c)           Pursuant and subject to the terms hereof; Agent has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Accounts and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d)           The Accounts are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.  Borrower has not consented to Agent’s complying with instructions with respect to the Accounts from any Person other than Lender.

3.1.40     Agreements.  Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound which default is reasonably likely to materially and adversely effect Borrower or its business, properties or assets, operations or financial condition, financial or otherwise.

3.1.41     Intentionally Omitted.

3.1.42     SPE Separateness Covenants.  Borrower hereby represents that it has complied with the separateness covenants contained in its organizational documents since its formation and in place from time to time.

Section 3.2            Survival of Representations.  The representations and warranties set forth in Section 3.1 shall survive (but shall be deemed made only as of the date hereof), and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV.           BORROWER COVENANTS

Section 4.1            Borrower Affirmative Covenants.  Borrower hereby covenants and agrees with Lender that:

4.1.1       Existence; Compliance with Legal Requirements.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws.

4.1.2       Taxes and Other Charges.  Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall, during the continuance of a Trigger Period, be suspended for so long as Borrower complies with the terms and provisions of Section 6.2 hereof.  Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 6.2 hereof.  Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property (but subject to the foregoing provisions of this Section 4.1.2).  After prior notice to Lender (unless subclause (v)(y) of this Section 4.1.2 is applicable), Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost during the pendency of such contest; (iv) unless subclause (v)(y) of this Section 4.1.2 is applicable, Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) either (x) such proceeding shall suspend the collection of Taxes or Other Charges from the Property or (y) Borrower shall have paid or discharged by bond Or otherwise all of the Taxes or Other Charges under protest; and (vi) unless subclause (v)(y) of this Section 4.1.2 is applicable, Borrower shall have furnished such security (if any) as may be required in the proceeding, or as may be reasonably requested by Lender to insure the payment of any contested Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established.

4.1.3       Litigation.  Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which is not covered by insurance and could reasonably be expected to materially adversely affect the Property or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents.

4.1.4       Access to Property.  Borrower shall permit agents, representatives and employees of Lender, at Lender’s sole cost and expense (unless an Event of Default shall have occurred and be continuing, in which case such inspection shall be at Borrower’s sole cost and expense), to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice subject to the terms of the Leases, and provided such entry and inspection shall not unreasonably interfere with the usual operation and conduct of business at the Property or the use and enjoyment of the Property by Borrower or its tenants, customers and guests.

4.1.5       Further Assurances; Supplemental Mortgage Affidavits.  Borrower shall, at Borrower’s sole cost and expense:

(a)           execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(b)           do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

4.1.6       Financial Reporting.  (a)  Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower.  Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b)           Borrower shall furnish Lender annually, within one hundred twenty (120) days following the, end of each Fiscal Year, a complete copy of Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender prepared in accordance with GAAP, which audited financial statements shall include a balance sheet for Guarantor and shall be supplemented by schedules covering the Property which include statements of income and expense for the Property and the so-called “key performance indicators” utilized by Borrower (which shall be prepared in a manner consistent with Borrower’s then-current practices).  Such schedules shall set forth gross revenue and operating expenses for the Property.  Guarantor’s annual financial statements (as supplemented pursuant to the preceding sentence) shall he accompanied by (x) a certificate executed by the chief financial officer (or its equivalent) of Guarantor stating that such annual financial statement presents fairly the financial condition and the results of operations of Guarantor and (y) a certificate executed by the chief financial officer (or its equivalent) of Borrower stating that the schedules attached to such annual financial statement presents fairly the financial operating condition and the results of operations of Borrower and the Property.  Together with such annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)           Borrower will furnish Lender on or before the forty-fifth (45th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items, accompanied by certificate from the chief financial officer (or its equivalent) of Borrower, certifying that such items are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property in accordance with GAAP as applicable:

(i)            quarterly and year-to-date statements of income and expense prepared for such quarter with respect to the Property;

(ii)           a calculation reflecting the Underwritable Cash Flow as of the last day of such quarter, for such quarter and the last four quarters;

(iii)          a “Major Customer List” for the Property, and such other reasonable information requested by Lender with respect to such “Major Customers” and listing all newly-leased space or customers at each Individual Property and such information as Lender may reasonably request regarding same;

(iv)          from and after the occurrence of an Event of Default or special servicing of the Loan for any reason whatsoever, a reconciliation of the budgeted income and expenses and the actual income and expenses for such quarter and year-to-date for the Property, prepared by Borrower in a manner consistent with its past practices; and

(v)           any notice received from a Tenant threatening non-payment of an amount of Rent that is material in light of the Underwritable Cash Flow of the Individual Property to which such threatened non-payment relates or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any material option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from Tenants during the subject fiscal quarter, in each case only if the same is material in light of the Underwritable Cash Flow of the Individual Property to which it relates.

(d)           Intentionally Omitted.

(e)           Borrower shall submit the Annual Budget to Lender within thirty (30) days following the commencement of each Fiscal Year (or as soon thereafter as the Board of Trustees of Guarantor has approved the same).  During the continuation of a Cash Trap Period or an Event of Default only, discretionary operating and capital expense items contained in said Annual Budget (and no other matters contained therein) shall be subject to Lender’s approval (such approval not to be unreasonably withheld, conditioned or delayed).  Each Annual Budget shall set forth in reasonable detail budgeted monthly operating income and monthly operating and capital expenses and other cash expenses for the Property.  If Lender’s approval is required hereunder, (i) in the event Lender objects to any discretionary operating and capital expense item contained in a proposed Annual Budget, Lender shall advise Borrower of such objections in writing within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections), and Borrower shall revise such Annual Budget within five (5) Business Days after receipt of such notice and resubmit the same to Lender; and (ii) Lender shall advise Borrower in writing of any reasonable objections to any discretionary operating and capital expense items contained in such revised Annual Budget within five (5) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections), and Borrower shall revise such Annual Budget in accordance with the process described in this Section until Lender approves all of the discretionary operating and capital expense items contained in such Annual Budget.  Each Annual Budget which contains discretionary operating and capital expense items approved or deemed approved by Lender in accordance with the terms hereof shall be referred to herein as an “Approved Annual Budget”.  If Lender’s approval is required hereunder, until such time that Lender approves all of the discretionary operating and capital expense items contained in such proposed Annual Budget, with respect to any discretionary operating and capital expense items contained therein, an increase in an amount equal to the increase in the Consumer Price Index for All Urban

Consumers since the most recently Approved Annual Budget shall be permitted with respect to such discretionary operating and capital expense items.  Any proposed Annual Budget submitted for Lender’s approval of the discretionary operating and capital expense items contained therein pursuant to this Section 4.1.6(e) which states at the top of such submittal “THIS ANNUAL BUDGET IS BEING SUBMITTED FOR APPROVAL OF THE DISCRETIONARY OPERATING AND CAPITAL EXPENSE ITEMS CONTAINED THEREIN PURSUANT TO SECTION 4.1.6(e) OF THE LOAN AGREEMENT.  THE OPERATING AND CAPITAL EXPENSE DISCRETIONARY ITEMS CONTAINED IN THIS ANNUAL BUDGET SHALL BE DEEMED APPROVED BY LENDER IF LENDER DOES NOT NOTIFY BORROWER IN WRITING OF ITS DISAPPROVAL, TOGETHER WITH THE GROUNDS FOR SUCH DISAPPROVAL, WITHIN TEN (10) BUSINESS DAYS,” shall be deemed approved if Lender shall have not notified Borrower in writing of its disapproval (together with a reasonably detailed statement of the grounds of such disapproval) within ten (10) Business Days after Borrower has submitted such Annual Budget in such manner to Lender.  Any revised proposed Annual Budget resubmitted for Lender’s approval of the discretionary operating and capital expense items contained therein pursuant to this Section 4.1.6(e) due to Lender’s reasonable objections to any discretionary operating and capital expense items contained in an Annual Budget previously submitted to Lender pursuant to this Section 4.1.6(e) which states at the top of such submittal “THIS ANNUAL BUDGET IS BEING RESUBMITTED FOR APPROVAL OF THE DISCRETIONARY OPERATING AND CAPITAL EXPENSE ITEMS CONTAINED THEREIN PURSUANT TO SECTION 4.1.6(e) OF THE LOAN AGREEMENT.  THE DISCRETIONARY OPERATING AND CAPITAL EXPENSE ITEMS CONTAINED IN THIS REVISED ANNUAL BUDGET SHALL BE DEEMED APPROVED BY LENDER IF LENDER DOES NOT NOTIFY BORROWER IN WRITING OF ITS DISAPPROVAL, TOGETHER WITH THE GROUNDS FOR SUCH DISAPPROVAL, WITHIN FIVE (5) BUSINESS DAYS,” shall be deemed approved if Lender shall have not notified Borrower in writing of its disapproval (together with a reasonably detailed statement of the grounds of such disapproval) within five (5) Business Days after Borrower has submitted such revised Annual Budget in such manner to Lender.

(f)            If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property and Related Property collectively, will be a Significant Obligor, Lender will so notify Borrower in writing and Borrower shall furnish to Lender upon written request (i) the selected financial data or, if applicable, Underwritable Cash Flow, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization is not required.  If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any Tenant of any of the Individual Properties if available to Borrower and Borrower is not restricted from disclosing the same to Lender by such Tenant and if in connection with a Securitization, Lender expects there to be, with respect to such Tenant or group of affiliated Tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such Tenant or group of affiliated Tenants would constitute a Significant Obligor.

(g)           If requested by Lender, Borrower shall provide such financial and other information as shall be required pursuant to Regulation AB in connection with a Securitization.

(h)           All financial data and financial statements provided by Borrower pursuant to Section 4.1.6(f) or Section 4.1.6(g) shall meet the requirements of Regulation AB and other applicable legal requirements, if required by Lender.

4.1.7       Title to the Property.  Borrower will warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8       Estoppel Statement.  (a)  After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating to the best of Borrower’s knowledge (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b)           After request by Borrower, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Applicable Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.

4.1.9       Leases.  (a)  All Leases and all renewals of Leases executed after the date hereof shall (i) be on commercially reasonable terms, (ii) provide that such Lease is subordinate to the Mortgage and that the lessee will attorn to Lender and any purchaser at a foreclosure sale (provided, however, that Borrower shall be required only to use commercially reasonable efforts to obtain such subordination and attornment provisions in the Warehouse Agreements) and (iii) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents Any Major Leases and all renewals, amendments and modifications thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed, and subject to delivery by Borrower of a Rating Agency Confirmation with respect to such Major Lease.  Borrower shall pay all reasonable actual out-of-pocket costs and expenses (including reasonable attorney’s fees but excluding internal fees) incurred by Lender or Servicer in connection with its review of a Major Lease, including, without limitation, the fees and charges of the Rating Agencies.  Lender shall execute and deliver a Subordination Non-Disturbance and Attornment Agreement in the form annexed as Schedule IV to the Tenant under any future Major Lease approved by Lender or any other Lease entered into, subject to and in accordance with this Section 4.1.9(a) promptly upon request with such commercially reasonable changes as may be requested by the Tenant, from time to time, and which are reasonably acceptable to Lender, provided that Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with such Subordination Non-Disturbance and Attornment Agreement.

(b)           Borrower:

(i)            shall observe and perform, or cause to be observed and performed, in a commercially reasonable manner the material obligations imposed upon the lessor under Leases in which Borrower is the lessor;

(ii)           shall enforce, or cause to be enforced as against, the lessees, in a commercially reasonable manner the material terms, covenants and conditions contained in the Leases under which Borrower is the lessor, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior approval (which approval may be conditioned upon receipt by Lender of a Rating Agency Confirmation) and shall not terminate or accept a surrender of any other Lease without Lender’s approval, unless such termination or surrender, when taken together with any replacement Lease(s), will not have a material adverse effect on the applicable Individual Property;

(iii)          shall not collect, or cause or permit to be collected, any of the Rents more than one (1) month in advance and shall not grant its approval of Manager’s collection of any of the Rents more than one (1) month in advance (other than security deposits);

(iv)          shall not grant any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents);

(v)           intentionally omitted; and

(vi)          in its capacity as lessor, shall hold all security deposits under all Leases in accordance with Legal Requirements and upon request, shall furnish Lender with executed copies of all Leases.

(c)           Any proposed Lease, or any amendment, modification or termination of a Lease, that in each case requires Lender’s consent pursuant to this Section 4.1.9 which is, in each case, accompanied by a summary of the material terms of such document(s) (including any economic terms and any termination options) and which states at the top of such submittal “THIS IS A REQUEST FOR APPROVAL OF A LEASE, AMENDMENT, MODIFICATION OR TERMINATION OF A LEASE PURSUANT TO SECTION 4.1.9 OF THE LOAN AGREEMENT.  THIS LEASE OR AN AMENDMENT, MODIFICATION OR TERMINATION THEREOF SHALL BE DEEMED APPROVED BY LENDER IF LENDER DOES NOT NOTIFY BORROWER IN WRITING OF ITS DISAPPROVAL, TOGETHER WITH THE GROUNDS FOR SUCH DISAPPROVAL, WITHIN FIFTEEN (15) CALENDAR DAYS,” shall be deemed approved if Lender shall have not notified Borrower in writing of its disapproval (together with a statement of the grounds of such disapproval) within fifteen (15) calendar days after Borrower has submitted such Lease, or any such amendment, modification or termination of a Lease in such manner to Lender.

(d)           Borrower shall use good faith efforts to obtain, within sixty (60) days after Lender’s request therefor, Subordination, Non-Disturbance and Attornment Agreements in the form annexed as Schedule IV from all Major Tenants then in existence.

4.1.10     Alterations.  (a) Lender’s prior approval shall be required in connection with any (i) Alterations to any Improvements (except tenant improvements under any Lease approved by Lender or Alterations required in order to comply with applicable Legal Requirements) that would reasonably be expected to have a material adverse effect on Borrower’s financial condition, the value of the Property or the ongoing cash flow of the Property or (ii) any Alterations that are structural in nature to any Improvements (except tenant improvements under any Lease approved by Lender or Alterations required in order to comply with applicable Legal Requirements), the aggregate cost of which (including any related structural Alteration) is reasonably anticipated to exceed the Alteration Threshold, which approval shall not be unreasonably withheld, conditioned or delayed.  If the total unpaid amounts incurred and to be incurred with respect to such Alterations set forth in clause (i) and (ii) above (whether or not Lender’s prior approval is required with respect to such Alterations), shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender, at Borrower’s option, but subject to the next succeeding sentence, any one or more of the following: (A) as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (1) cash, (2) Letters of Credit, (3) U.S. Obligations, (4) other securities acceptable to Lender, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same, or (5) a completion bond, provided that Lender shall have received a Rating Agency Confirmation as to the form and issuer of same (any of the foregoing, “Alteration Security”) and/or (B) a guaranty in the form attached as Schedule XII from Guarantor or a Person with an Investment Grade Rating reasonably acceptable to Lender containing the “Guaranteed Obligations” as defined therein (each, an “Alteration Guaranty”; any Alteration Security and/or Alteration Guaranty so delivered are collectively, the “Alteration Collateral”).  The amount of the Alteration Security together with the amount of the “Guaranteed Obligations” under any Alteration Guaranty delivered pursuant to this Section 4.1.10 shall be in an amount (the “Excess Alteration Amount”) equal to the excess of the total unpaid amounts to be incurred with respect to such Alterations (other than such amounts to he paid or reimbursed by Tenants under the Leases) over the Alteration Threshold, which required amount (y) shall be reduced as such Alteration progresses in an amount which is commensurate with the amount expended in connection with such Alteration and (z) in the case of any Capital Expenditures, shall be reduced by the amount of any Capital Expenditure Funds on deposit at the time such Alteration is commenced.  If the Alteration Guaranty delivered in accordance with this Section 4.1.10 is by Guarantor, and the aggregate potential liability of Guarantor pursuant to such Alteration Guaranty and any and all other guarantees and indemnities delivered by Guarantor pursuant to this Agreement and the other Loan Documents (excluding for these purposes the Guaranty) exceeds ten percent (10%) of the outstanding principal amount of the Loan, then Borrower shall have delivered to Lender a new non-consolidation opinion acceptable to the Rating Agencies which states that the existence of such Alteration Guaranty does not alter any of the conclusions contained in any non-consolidation opinion previously delivered to Lender in connection with the Loan.  If any other Person other than Guarantor delivers an Alteration Guaranty in accordance with this Section 4.1.10, Borrower shall have delivered to Lender a new non-consolidation opinion acceptable to the Rating Agencies which states that the existence of such Alteration Guaranty does not alter any of the conclusions contained in any non-consolidation opinion previously delivered to Lender in connection with the Loan and which includes an additional pairing between Borrower and such other Person.  Lender hereby agrees to accept on a several (but not joint) basis the aggregate Alteration Collateral required pursuant to this Section 4.1.10 in such proportions as Borrower may specify.  Any and all Alterations shall be performed in compliance with all Legal Requirements in a manner that does not significantly disrupt the business otherwise conducted at each Individual Property.  Upon completion of the Alterations to which any security delivered by Borrower pursuant to this Section 4.1.10 relates, Lender shall promptly return such excess security to Borrower.

(a)           Any proposed Alteration that requires Lender’s consent pursuant to this Section 4.1.10 which is, in each case, accompanied by a reasonably detailed description of the Alteration and the plans and specifications therefor and which states at the top of such submittal “THIS IS A REQUEST FOR APPROVAL OF AN ALTERATION PURSUANT TO SECTION 4.1.10 OF THE LOAN AGREEMENT.  THIS ALTERATION SHALL BE DEEMED APPROVED BY LENDER IF LENDER DOES NOT NOTIFY BORROWER IN WRITING OF ITS DISAPPROVAL, TOGETHER WITH THE GROUNDS FOR SUCH DISAPPROVAL, WITHIN FIFTEEN (15) BUSINESS DAYS,” shall be deemed approved if Lender shall have not notified Borrower in writing of its disapproval (together with a reasonably detailed statement of the grounds of such disapproval) within fifteen (15) Business Days after Borrower has submitted such request for approval of a proposed Alteration in such manner to Lender.

4.1.11     Intentionally Omitted.

4.1.12     Material Agreements.  Borrower shall, to the extent Borrower’s failure to so act would cause a material adverse effect upon Borrower’ ability to perform its obligations under this Agreement or the other Loan Documents, (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder unless the other party thereunder is in default of its obligations to Borrower, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

4.1.13     Performance by Borrower.  Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower without the prior consent of Lender.

4.1.14     Costs of Enforcement/Remedying Defaults.  In the event (a) that the Mortgage is foreclosed in whole or in part or, following the occurrence and during the continuance of an Event of Default, the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or Mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or Guarantor or an assignment by Borrower or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable on demand, together with interest thereon from the date incurred by Lender at the Default Rate, and together with all required service or use taxes.

4.1.15     Business and Operations.  Borrower will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, operation and leasing of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, operation and leasing of the related Property.  Borrower shall at all times cause the Property to be maintained as cold and/or dry storage warehouse facilities and uses incidental thereto.

4.1.16     Intentionally Omitted.

4.1.17     Intentionally Omitted.

4.1.18     Cash Management Agency Agreement.  (a)  Borrower shall observe and perform, and shall cause each party thereto to observe and perform, in a commercially reasonable manner the material obligations imposed upon Borrower or any other party thereto under each agreement comprising the Cash Management Agency Agreement, except where the failure to so observe and perform would not have a Material Adverse Effect.

(b)           Borrower shall enforce, as against each counterparty thereto, its rights under each agreement comprising the Cash Management Agency Agreement to which it is a party, in a commercially reasonable manner, except where the failure to enforce such rights under the Cash Management Agency Agreement would not have a Material Adverse Effect; provided, however, that, Borrower shall not terminate or accept a surrender of; or cause or permit the termination or surrender of any agreement comprising the Cash Management Agency Agreement without Lender’s prior approval, except where the termination or acceptance of a surrender of any such agreement comprising the Cash Management Agency Agreement would not have a Material Adverse Effect.

Section 4.2            Borrower Negative Covenants.  Borrower covenants and agrees with Lender that:

4.2.1       Due on Sale and Encumbrance; Transfers of Interests.  Without the prior written consent of Lender, neither Borrower nor any other Person having a direct or indirect ownership or beneficial interest in Borrower shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or Transfer any interest, direct or indirect, in the Borrower, the Property or any part thereof; whether voluntarily or involuntarily, by operation of law or otherwise, in violation of the covenants and conditions set forth in the Mortgage and this Agreement.

4.2.2       Liens.  Subject to Borrower’s right to contest Taxes or Other Charges pursuant to this Agreement or any other Loan Documents, Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property except for Permitted Encumbrances.

4.2.3       Dissolution.  Borrower shall not (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents.

4.2.4       Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property.

4.2.5       Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases subject to the requirements hereof) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

4.2.6       Affiliate Transactions.  Other than as expressly permitted herein, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the partners of Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

4.2.7       Zoning.  Except as would not have a material adverse effect on Borrower’s ability to perform its obligations hereunder, Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

4.2.8       Assets.  Borrower shall not purchase or own any property other than the Property and any property necessary or incidental for the operation of the Property.

4.2.9       No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (i) with any other real property constituting a tax Tot separate from any Individual Property, and (ii) with any portion of any Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Individual Property.

4.2.10     Principal Place of Business.  Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender ten (10) days’ prior notice.

4.2.11     ERISA.  (a)  Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

(b)           Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to Title I of ERISA, or a “plan” within the meaning of Section 4975 of the Code; and (B) one or more of the following circumstances is true:

(i)            Equity interests in Borrower are publicly offered securities, within the meaning of the Plan Assets Regulation;

(ii)           Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of the Plan Assets Regulation; or

(iii)          Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of the Plan Assets Regulation.

4.2.12     Material Agreements.  Except as would not have a material adverse effect on Borrower’s ability to perform its obligations under this Agreement and the other Loan Documents, Borrower shall not, without Lender’s prior written consent: (a) enter into any Material Agreement, except on commercially reasonable terms, (b) surrender or terminate any Material Agreement to which it is a party other than in the ordinary course of Borrower’s business, including where the same is being replaced or is no longer necessary (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (c) increase or consent to the increase of the amount of any charges under any Material Agreement to which it is a party, except as provided therein or on an arms’ length basis and commercially reasonable terms; or (d) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement to which it is a party in any material respect other than in the ordinary course of Borrower’s business, except on an arm’s length basis and commercially reasonable terms.

4.2.13     Intentionally Omitted.

4.2.14     Intentionally Omitted.

4.2.15     Intentionally Omitted.

4.2.16     Cash Management Agency Agreement.  Borrower shall not, without the prior written consent of Lender, modify, supplement, restate, amend or waive any provision of the Cash Management Agency Agreement in any manner whatsoever that (a) reduces the amount payable by the counterparty thereto to Borrower thereunder, (b) reduces or otherwise limits Borrower’s right to terminate the Cash Management Agency Agreement or (c) would cause or result in a Material Adverse Effect.  Nothing contained in this Agreement or any other Loan Document shall constrain the termination of the Cash Management Agency Agreement so long as such termination would not have a Material Adverse Effect.

V.            INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1            Insurance.

5.1.1       Insurance Policies.  (a)  Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)            all risk insurance on the improvements and the personal property at the Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) (except with respect to floods, wind and earthquakes, each of which shall be limited to 5% of the insurable value per loss or at prevailing market deductibles, with such increase to be approved by Lender, such approval not to be unreasonably withheld, delayed or conditioned) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” (sublimit of $10,000,000 for property damage and $2,000,000 for business interruption in respect of the Property or such lesser sublimits as may be commercially available as determined by Lender in its reasonable discretion) or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain: (y) if any portion of the Improvements at any Individual Property is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the lesser of (1) the Allocated Loan Amount of such Individual Property or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event any Individual Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the all risk insurance policy required under this subsection (i).

(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, including umbrella coverage, of not less than Twenty-Five Million and No/100 Dollars ($25,000,000); (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available, the terms of excess coverage to “follow form” over the primary general liability insurance and the commercial motor vehicle liability coverage required under clause (viii) below;

(iii)          business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch, but in no event in an amount less than one year; and (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of one hundred twenty (120) days from the date that the affected Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period.  The amount of coverage required for business income insurance pursuant to this Section 5.1.1(a)(iii) shall be included in the coverage amounts specified in Section 5.1.1(a)(i) above.  All proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v)           workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least One Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and One Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi)          boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii)         Intentionally Omitted;

(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/ 100 Dollars ($1,000,000);

(ix)           Intentionally Omitted;

(x)            insurance against employee dishonesty in an amount not less than Three Million and No/100 Dollars ($3,000,000) and with a deductible not greater than One Hundred Thousand and No/100 Dollars ($100,000);

(xi)           (A) during any period of the term of the Loan that TRIA is in effect, if “acts of terrorism” or other similar acts or events are hereafter excluded from Borrower’s all risk insurance policy (including business income), Borrower shall obtain an endorsement to such policy insuring against all “certified acts of terrorism” as defined by TRIA, in an amount equal to the Release Amount applicable to the Individual Property with the highest then-outstanding Allocated Loan Amount.  The endorsement shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; or

(B) during any period of the term of the Loan that TRIA is not in effect, or the endorsement referred to in (A) above is not available, if “acts of terrorism” or other similar acts are hereafter excluded from Borrower’s all risk insurance policy or business income insurance coverage, Borrower shall obtain an endorsement to such policy or a separate policy from an insurance provider, insuring against all such excluded acts or events, to the extent such policy or endorsement is available, in an amount determined by Lender in its reasonable discretion (but in no event greater than the Release Amount applicable to the Individual Property with the highest then-outstanding Allocated Loan Amount, plus required business income coverage); provided, however, Borrower shall not be required to pay annual premiums in excess of $79,667 for such coverage.  The endorsement or policy shall be in form and substance reasonably satisfactory to Lender and shall meet Rating Agency criteria for securitized loans; and

(xii)          upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located, provided such insurance is generally available at commercially reasonable premiums.

(b)           All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Lender as to deductibles, loss payees and insureds.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Borrower shall have the right to effect the coverages required hereunder under one or more blanket insurance Policies that cover the Property as well as other properties of Borrower’s Affiliates, provided that any blanket insurance Policy shall provide substantially the same protection required hereunder in respect of the Property as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) taking into account the geographic diversity of the Property.

(d)           All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v) and Section 5.1.1(a)(x), shall name Borrower as the insured and Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.  Borrower shall not procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Lender or Borrower to collect any proceeds under any of the Policies.

(e)           All Policies of insurance provided for in Section 5.1.1(a), except for the Policies referenced in Section 5.1.1(a)(v) and (a)(x) shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)           the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender and any other party named therein as an additional insured and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and

(iii)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon ten (10) days prior written notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           in the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

5.1.2       Insurance Company.  The Policies shall be issued by financially sound and responsible insurance companies permitted to do business in the State in which each Individual Property is located.  For so long as five (5) or more insurance carriers are providing the Policies, at least sixty percent (60%) of such coverage shall be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P with the remaining forty percent (40%) of such coverage being provided by insurance companies having a claims paying ability rating of “BBB-” or better by S&P; provided, however, with respect to the first One Hundred Million and No/100 Dollars ($100,000,000.00) of coverage under such Policies, not more than twenty percent (20%) of such coverage shall be provided by insurance companies with a claims paying ability rating lower than “A-” by S&P (but in no event lower than “BBB-” by S&P).  In the event that four (4) or fewer insurance carriers are providing the Policies, at least seventy-five percent (75%) of such coverage shall be provided by insurance companies having a claims paying ability rating of “A-” or better by S&P, with the remaining twenty-five percent (25%) of such coverage being provided by insurance companies having a claims paying ability rating of “BBB-” or better by S&P.  If a Securitization occurs, (i) the foregoing required insurance company rating by a Rating Agency not rating any Securities shall be disregarded and (ii) if the insurance company complies with the aforesaid S&P required rating (and S&P is rating the Securities) and the other Rating Agencies rating the Securities do not rate the insurance company, such insurance company shall be deemed acceptable with respect to such Rating Agency not rating such insurance company.  Notwithstanding the foregoing, Borrower shall be permitted to maintain the Policies with insurance companies which do not meet the foregoing requirements (an “Otherwise Rated Insurer”), provided Borrower obtains a “cut-through” endorsement (that is, an endorsement which permits recovery against the provider of such endorsement) with respect to any Otherwise Rated Insurer from an insurance company which meets the claims paying ability ratings required above.  Moreover, if Borrower desires to maintain insurance required hereunder from an insurance company which does not meet the claims paying ability ratings set forth herein but the parent of such insurance company, which owns at least fifty-one percent (51%) of such insurance company, maintains such ratings, Borrower may use such insurance companies if approved by the Rating Agencies (such approval may be conditioned on items required by the Rating Agencies including a requirement that the parent guarantee the obligations of such insurance company).

5.1.3       Current Insurance.  Lender hereby acknowledges that the insurance coverages under the certificates of insurance delivered to Lender in connection with the execution and delivery of this Agreement are currently acceptable to Lender as of the date hereof for the periods covered under the policies described in said certificates for purposes of this Section 5.1.

Section 5.2            Casualty and Condemnation.

5.2.1       Casualty.  If any Individual Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that Borrower shall not be obligated to restore such Individual Property to the precise condition of such Individual Property prior to such Casualty provided the Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.  In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner.  In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments.  Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2       Condemnation.  Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of any Individual Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings.  Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner.  In the event of a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.  Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.  Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If any Individual Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3.  If any Individual Property is sold by or on behalf of Lender subsequent to acceleration, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3       Casualty Proceeds.  Notwithstanding the last sentence of Section 5.1.1(a)(iii) and provided no Event of Default exists hereunder, proceeds received by Lender on account of the business interruption insurance specified in Section 5.1.l(a)(iii) above with respect to any Casualty shall be deposited by Lender directly into the Deposit Account (as defined in the Cash Management Agreement) but (a) only to the extent it reflects a replacement for (i) lost Rents that would have been due under Leases or Service Contracts existing on the date of such Casualty, and/or (ii) lost Rents under Leases or Service Contracts that had not yet been executed and delivered at the time of such Casualty which Borrower has proven to the insurance company would have been due under such Leases (and then only to the extent such proceeds disbursed by the insurance company reflect a replacement for such past due Rents) and (b) only to the extent necessary to fully make the disbursements required by Sections 3.3(a)(i) through (vi) of the Cash Management Agreement.  All other such proceeds shall be held by Lender and disbursed in accordance with Section 5.3 hereof.

Section 5.3            Delivery of Net Proceeds.

5.3.1       Minor Casualty or Condemnation.  If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Proceeds will be disbursed by Lender to Borrower.  Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.  If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2       Major Casualty or Condemnation.  (a)  If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i)            no Event of Default shall have occurred and be continuing;

(ii)           (A) in the event the Net Proceeds are insurance proceeds, less than forty percent (40%) of the total floor area of the Improvements at such Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than fifteen percent (15%) of the land constituting such Individual Property is taken, and such land is located along the perimeter or periphery of such Individual Property, and no portion of the Improvements is the subject of the Condemnation;

(iii)          The projected aggregate Gross Revenue for the Property after completion of the Restoration (as reasonably determined by Lender) shall not be reduced as a result of the occurrence of such Casualty or Condemnation by more than twenty percent (20%) as compared to the Gross Revenue received by Borrower during the twelve (12) month period immediately preceding such Casualty or Condemnation.

(iv)          Borrower shall commence the Restoration as soon as reasonably practicable and shall diligently pursue the same to satisfactory completion;

(v)           Lender shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds (including sums received from the proceeds of the coverage required pursuant to Section 5.1.1(a)(iii)), or (B) other funds of Borrower;

(vi)          Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of any Lease covering 25% or more of the applicable Individual Property or (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable;

(vii)         such Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(viii)        the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and

(ix)           such Casualty or Condemnation, as applicable, does not result in the loss of access to such Individual Property or the related Improvements (except if the same is effectively replaced).

(b)           The Net Proceeds shall be paid directly to Lender and held by Lender in an interest-bearing account (with such interest being credited to such account) and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 5.3.2(a) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property arising out of the Restoration which have not been fully bonded to the reasonable satisfaction of Lender, discharged of record or fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy (or another reputable title company satisfactory to Lender).

(c)           The Restoration shall be completed in a first class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonable practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Individual Property shall be at least equal in value and general utility to such Individual Property prior to the damage or destruction; it being understood, however, that Borrower shall not be obligated to restore the Individual Property to the precise condition of such Individual Property prior to such Casualty provided the Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty.  Borrower shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements.  All reasonable out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.

(d)           In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by Borrower, less the Casualty Retainage.  The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by Borrower, until the Restoration has been completed.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until Borrower certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which Borrower certifies to Lender that the contractor, subcontractor or materialman has substantially completed all work in a satisfactory manner and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or rnaterialman’s contract, the contractor, subcontractor or rnaterialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy (or another reputable title company satisfactory to Lender), and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f)            If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds  Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g)           The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents.

(h)           Subject to Borrower’s rights pursuant to Section 2.4.2, all Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.

(i)            Notwithstanding anything to the contrary contained herein, from and after the occurrence of a Casualty or Condemnation, if (1) any Lease of all or any portion of an Individual Property covering at least 25% of the total square footage of such Individual Property and/or any contract for services at an Individual Property (a “Service Contract”) for which the payments thereunder constitute at least 25% of the Gross Revenue generated by such Individual Property requires Borrower to restore such Individual Property after such Casualty or Condemnation, (2) no default (beyond any applicable notice and/or grace periods) shall have occurred and be continuing under such Lease or Service Contract and (3) no Event of Default shall have occurred and be continuing, then Lender shall disburse the Net Proceeds or Award in accordance with the disbursement provisions specified in Section 5.3.2(b)-(g) to Borrower (without Borrower having to satisfy the conditions specified in Section 5.3.2(a)) to facilitate Borrower’s compliance therewith.

VI.           RESERVE FUNDS

Section 6.1            Required Repairs.

6.1.1       Required Repairs and Deposit of Required Repair Funds.  Borrower shall perform the repairs and the remediations at the Property, as more particularly set forth on Schedule II hereto (such repairs and remediations hereinafter collectively referred to as “Required Repairs”).  Borrower shall complete the Required Repairs at each Individual Property by the required deadline for each repair or remediation as set forth on Schedule II, subject to Excusable Delays.  In the event that any amounts are required to be deposited pursuant to Section 11.29(i), such amounts, together with interest earned thereon, shall be referred to as the “Required Repair Funds”.

6.1.2       Release of Required Repair Funds.  (a)  Lender shall direct Agent to disburse Required Repair Funds only for Required Repairs.

(b)           Lender shall direct Agent to disburse Required Repair Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Required Repairs, (B) stating that all Required Repairs at the Property to be funded by the requested disbursement have been performed to date in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Required Repairs, (C) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (D) stating that each such Person has been paid amounts then due or will be paid such amount upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option, a title search for the Individual Property at which such Required Repairs are being performed indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) at Lender’s option, if the cost of any individual Required Repair exceeds $750,000, Lender shall have received a report satisfactory to Lender in its reasonable discretion from an architect, engineer or consultant approved (which approval shall not be unreasonably withheld, conditioned or delayed) by Lender in respect of such architect’s, engineer’s or consultant’s inspection of the Required Repairs, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the portion of the Required Repairs to be funded by the requested disbursement have been performed to date and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Required Repair Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Required Repair Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c)           Nothing in this Section 6.1.2 shall (i) make Lender responsible for performing or completing the Required Repairs; (ii) require Lender to expend funds in addition to the Required Repair Funds to complete any Required Repairs; (iii) obligate Lender to proceed with the Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(d)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, inspector or consultant) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine, if applicable, all plans and shop drawings relating to such Required Repairs.  Prior to the occurrence of an Event of Default such entry and inspection shall be conducted in a manner that minimizes any interference with Borrower’s business or the use and enjoyment of the Property by Borrower, Borrower’s tenants and Borrower’s tenants’ customers and guests.  Borrower shall cause all contractors and subcontractors to cooperate with Lender Or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.1.2(d).

(e)           If a disbursement for any single Required Repair at an Individual Property will exceed $750,000, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Required Repair Funds, and in connection therewith, such entry and inspection shall be conducted in a manner that minimizes any interference with Borrower’s business or the use and enjoyment of the Property by Borrower, Borrower’s tenants and Borrower’s tenants’ customers and guests.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional engineer, architect or consultant acceptable to Lender prior to the disbursement of such Required Repair Funds.  Borrower shall pay the reasonable out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional engineer, architect or consultant.

(f)            In the event Lender releases an Individual Property (or assigns the Mortgage encumbering such Individual Property) as a result of the exercise of Borrower’s rights under Section 2.4 or Section 2.5 hereof, Lender shall direct Agent, and Agent shall, promptly following the release of the Lien of the Mortgage (or the assignment of the Mortgage) with respect to such Individual Property, deliver, or cause the delivery, to Borrower from the Required Repair Funds an amount equal to the undisbursed portion of the Required Repair Funds deposited by Borrower with respect to the Required Repairs to be performed on such Individual Property.

Section 6.2            Tax Funds.

6.2.1       Deposits of Tax Funds.  Pursuant to the Cash Management Agreement, upon the occurrence of (a) a Trigger Event and during the continuance of a Trigger Period or (b) an Event of Default and during the continuance thereof, there shall be deposited with Agent on each Monthly Payment Date an amount equal to one-twelfth of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates.  Amounts deposited pursuant to this Section 6.2.1, together with interest earned thereon, are referred to herein as the “Tax Funds”.  If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least fifteen (15) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is fifteen (15) days prior to the date that Taxes are due, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.

6.2.2       Release of Tax Funds.  Lender shall have the right to apply the Tax Funds to payment of Taxes (and, at Borrower’s request, which shall be made not later than ten (10) days prior to the date the applicable payment of Taxes is due, Lender shall apply the Tax Funds to such payment of Taxes, provided that no Event of Default has occurred and is continuing).  In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds.  Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower.  In the event Lender releases an Individual Property (or assigns the Mortgage encumbering such Individual Property) as a result of the exercise of Borrower’s rights under Section 2.4 or Section 2.5 hereof, Lender shall direct Agent, and Agent shall, promptly following the release of the Lien of the Mortgage (or the assignment of the Mortgage) with respect to such Individual Property, deliver, or cause the delivery, to Borrower from the Tax Funds an amount equal to the Tax Funds deposited by Borrower into the Tax Account with respect to such Individual Property (to the extent such Tax Funds are in excess of the Tax Funds that will be required to be reserved in the Tax Account with respect to the Property (excluding such Individual Property)).

Section 6.3            Insurance Funds.

6.3.1       Deposits of Insurance Funds.  Pursuant to the Cash Management Agreement, upon the occurrence of (a) a Trigger Event and during the continuance of a Trigger Period or (b) an Event of Default and during the continuance thereof, there shall be deposited with Agent on each Monthly Payment Date an amount equal to one-twelfth of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.  Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided that if Borrower receives notice of any deficiency after the date that is thirty (30) days prior to the expiration date of the Policies, Borrower will deposit such amount within three (3) Business Days after its receipt of such notice.  Notwithstanding the foregoing provisions of this

Section 6.3.1, if insurance coverages required hereunder are effected under one or more blanket insurance Policies in accordance with the terms set forth in Section 5.11(c), Borrower shall not be required to make deposits under this Section 6.3.1, provided that Borrower delivers to Lender certificates of insurance evidencing such blanket insurance Policies, together with evidence reasonably satisfactory to Lender that the premiums for such blanket insurance Policies have been paid, and if such Policies are to expire within thirty (30) days, that the premiums with respect to such blanket Policies for the next succeeding period have been paid.

6.3.2       Release of Insurance Funds.  Lender shall have the right to apply the Insurance Funds to payment of Insurance Premiums (and, at Borrower’s request, which shall be made not later than ten (10) days prior to the date the applicable payment of Insurance Premiums is due, Lender shall apply the Insurance Funds to such payment of Insurance Premiums, provided that no Event of Default has occurred and is continuing).  In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate.  If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds.  Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.  In the event Lender releases an Individual Property (or assigns the Mortgage encumbering such Individual Property) as a result of the exercise of Borrower’s rights under Section 2.4 or Section 2.5 hereof, Lender shall direct Agent, and Agent shall, promptly following the release of the Lien of the Mortgage (or the assignment of the Mortgage) with respect to such Individual Property, deliver, or cause the delivery, to Borrower from the Insurance Funds an amount equal to the Insurance Funds deposited by Borrower into the Insurance Account with respect to such Individual Property (to the extent such Insurance Funds are in excess of the Insurance Funds that will be required to be reserved in the Insurance Account with respect to the Property (excluding such Individual Property)).

Section 6.4            Capital Expenditure Funds.

6.4.1       Deposits of Capital Expenditure Funds.  Pursuant to the Cash Management Agreement, upon (a) the occurrence of a Trigger Event and during the continuance of a Trigger Period or (b) the occurrence of an Event of Default and during the continuance thereof, Borrower shall deposit with Agent on each Monthly Payment Date an amount equal to the lesser of (a) one-twelfth of the product of $0.03 and the number of cubic feet of space at the Property (it being agreed that, as of the date hereof there is 32,841,000 cubic feet of space at the Property comprised of the number of cubic feet at each Individual Property set forth on Schedule VI) and (b) the amount necessary to bring the amount of Capital Expenditure Funds in the Capital Expenditure Account to the Capital Expenditure Maximum Amount, which amounts shall be for Capital Expenditures.  Amounts deposited pursuant to this Section 6.4.1, together with interest earned thereon, are referred to herein as the “Capital Expenditure Funds”.

6.4.2       Release of Capital Expenditure Funds.  (a)  Lender shall direct Agent to disburse Capital Expenditure Funds only for Capital Expenditures Work.

(b)           Lender shall direct Agent to disburse to Borrower the Capital Expenditure Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Capital Expenditures Work to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Lender shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Capital Expenditures Work, (B) stating that all Capital Expenditures Work at the Property to be funded by the requested disbursement have been performed to date in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Capital Expenditures Work, (C) identifying each Person that supplied materials or labor in connection with the Capital Expenditures Work to be funded by the requested disbursement, and (D) stating that each such Person has been paid amounts then due or will be paid such amount upon such disbursement, such certificate to be accompanied by lien waivers or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option, a title search for the Individual Property at which such Capital Expenditures Work are being performed indicating that such Individual Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (v) intentionally omitted, and (vi) Lender shall have received such other evidence as Lender shall reasonably request that the portion of the Capital Expenditures Work at the Property to be funded by the requested disbursement have been performed to date and are paid for or will be paid upon such disbursement to Borrower.  Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).

(c)           Nothing in this Section 6.42 shall (i) make Lender responsible for making or completing the Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with the Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.

(d)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter.  onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine (if applicable) all plans and shop drawings relating to such Capital Expenditures Work.  Prior to the occurrence of an Event of Default, such entry and inspection shall be conducted in a manner that minimizes any interference with Borrower’s business or the use and enjoyment of the Property by Borrower, Borrower’s tenants and Borrower’s tenants’ customers and guests.  Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.4.2(d).

(e)           If a disbursement with respect to any Individual Property will exceed fifteen percent (15%) of the Allocated Loan Amount for such Individual Property, Lender may require an inspection of such Individual Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in connection therewith.  Such entry and inspection shall be conducted in a manner that minimizes any interference with Borrower’s business or the use and enjoyment of the affected Individual Property by Borrower, Borrower’s tenants and Borrower’s tenants’ customers and guests.  Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional architect, engineer or consultant reasonably acceptable to Lender prior to the disbursement of such Capital Expenditure Funds.  Borrower shall pay the reasonable out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional architect, engineer or consultant.

(f)            In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work.  All such policies shall be in form and amount reasonably satisfactory to Lender.

(g)           In the event Lender releases an Individual Property (or assigns the Mortgage encumbering such Individual Property) as a result of the exercise of Borrower’s rights under Section 2.4, Section 2.5 or Section 11.29 hereof, Lender shall direct Agent, and Agent shall, promptly following the release of the Lien of the Mortgage (or the assignment of the Mortgage) with respect to such Individual Property, deliver, or cause the delivery, to Borrower from the Capital Expenditure Funds an amount equal to the Capital Expenditure Funds on deposit which are in excess of the Capital Expenditure Maximum Amount (as reduced due to such release), and the amount required to be deposited pursuant to Section 6.4.1 shall be reduced proportionately to reflect the reduced cubic footage of such released Individual Property.

Section 6.5            Borrower Cash Collateral Funds.

6.5.1       Deposits of Borrower Cash Collateral Funds.  From and after the occurrence of a Cash Trap Event and during the continuance of a Cash Trap Period, Borrower shall deposit with Agent all of the Borrower Excess Cash Flow (the “Borrower Cash Collateral Funds”).

6.5.2       Release of Borrower Cash Collateral Funds.  All Borrower Cash Collateral Funds on deposit shall be released by Lender in accordance with the Cash Management Agreement when Lender determines that a Cash Trap Period no longer exists.

Section 6.6            Intentionally Omitted.

Section 6.7            Intentionally Omitted.

Section 6.8            Application of Reserve Funds.  Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.9            Security Interest in Reserve Funds.

6.9.1       Grant of Security Interest.  Borrower shall be the owner of the funds on deposit in the Accounts.  Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the funds on deposit in the Accounts.  The Reserve Funds shall be under the sole dominion and control of Lender, and Lender shall hold the Reserve Funds now or hereafter deposited in the Accounts subject to the terms of this Agreement and the Cash Management Agreement.  Notwithstanding anything to the contrary contained herein or in the Cash Management Agreement or any other Loan Document, Lender shall have no security interest or Lien in any funds disbursed to Borrower in accordance with the Cash Management Agreement following such disbursement.

6.9.2       Income Taxes.  The Reserve Funds shall be held in an interest-bearing account and invested in Permitted Investments in accordance with the terms of the Cash Management Agreement.  Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds.

6.9.3       Prohibition Against Further Encumbrance.  Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to he filed with respect thereto.

Section 6.10         Intentionally Omitted.

Section 6.11         Provisions Regarding Letters of Credit.

6.11.1     Security for Debt.  Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.  Any such application to the Debt shall be subject to the terms set forth in Section 2.3.3 and Section 2.4.3.  On the Maturity Date, any such Letter of Credit may be applied to reduce the Debt.

6.11.2     Additional Rights of Lender.  In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution, and Borrower shall have failed to provide a replacement Letter of Credit within five (5) Business Days thereof.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.  If any Letter of Credit proceeds shall be disbursed to Lender hereunder, Borrower shall thereafter be permitted to deliver to Lender, as a replacement for such cash proceeds, either a Letter of Credit or Reserve Guaranty in the amount of the cash proceeds then remaining after application in accordance with the terms hereof, and Lender shall promptly disburse such remaining cash proceeds to Borrower upon its receipt of such replacement Letter of Credit or Reserve Guaranty.

Section 6.12         Guaranty or Letter of Credit in Lieu of Cash Deposit.  (a)  In lieu of making cash deposits of Required Repair Funds, Tax Funds, Insurance Funds and/or Capital Expenditure Funds, Borrower may deliver to Lender one or more of the following: (i) a guaranty from Guarantor in form and substance reasonably acceptable to Lender (a “Reserve Guaranty”) or (ii) a Letter of Credit in accordance with the provisions of this Section 6.12.  Borrower shall be responsible for the payment of all reasonable out-of-pocket costs and expenses incurred by the Servicer in the administration of any Letter of Credit or Reserve Guaranty delivered pursuant to this Section 6.12.

(b)           In the event Borrower elects to deliver a Letter of Credit in lieu of making cash deposits of Required Repair Funds, Tax Funds, Insurance Funds and/or Capital Expenditure Funds, the aggregate amount of any Letter of Credit, Reserve Guaranty and/or cash on deposit with respect to the Required Repair Funds, Tax Funds, Insurance Funds and/or Capital Expenditure Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Reserve Fund(s) pursuant to this Agreement.  The aggregate amount of any Letter of Credit, Reserve Guaranty and/or cash on deposit with respect to the Tax Funds shall at all times be at least equal to the aggregate which Borrower would be required to deposit in such Reserve Fund over the next twelve (12) month period.  The aggregate amount of any Letter of Credit, Reserve Guaranty and/or cash on deposit with respect to the Insurance Funds shall at all times be at least equal to the aggregate which Borrower would be required to deposit in such Reserve Fund over the next twelve (12) month period.  In the event that a Letter of Credit and/or Reserve Guaranty is delivered in lieu of any portion of the Tax Funds or the Insurance Funds, Borrower shall be responsible for the payment of Taxes or Insurance Premiums, as applicable, and Lender shall not be responsible therefor.

(c)           Borrower shall give Lender no less than thirty (30) days notice of Borrower’s election to deliver a Letter of Credit pursuant to this Section 6.12 Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith.

Borrower shall not be entitled to draw from any such Letter of Credit.  Upon thirty (30) days notice to Lender, Borrower may replace a Letter of Credit theretofore delivered to Lender pursuant to this Section 6.12 with a cash deposit to the applicable Reserve Fund and/or with a Reserve Guaranty.  Prior to such replacement of a Letter of Credit, to the extent same is not replaced with a Reserve Guaranty, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(d)           Borrower shall provide Lender with notice of any increases in the annual payments for Taxes and Insurance Premiums thirty (30) days prior to the effective date of any such increase and any applicable Letter of Credit under this Section 6.12 shall be increased by such increased amount at least ten (10) days prior to the effective date of such increase (unless such increase is covered by cash or a Reserve Guaranty).

VII.         PROPERTY MANAGEMENT

Section 7.1            The Management Agreement.  Borrower shall cause any Manager to manage the Property in accordance with the Management Agreement.  Borrower shall (i) diligently perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (ii) promptly notify Lender of any notice to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed, and (iii) if Manager is not an Affiliate of Borrower, promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement.  If Borrower shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.

Section 7.2            Prohibition Against Termination or Modification.  Borrower shall not (i) surrender, terminate or cancel any Management Agreement, unless (A) Borrower has advised Lender of its intention to terminate the Manager, (B) the replacement manager has delivered to Lender copies of an Assignment of Management Agreement and a cash management agreement in substantially the form of the Cash Management Agreement in each case executed by Borrower and replacement manager and (C) the replacement manager is a Qualified Manager, (ii) modify any Management Agreement in such a way that would have a material adverse effect on the use, operation or value of the Property or the ability of Borrower to pay its obligations in respect of the Loan, (iii) enter into any other agreement with any Person for such Person to act as the manager or operator of the Property, except as provided in this Section 7.2, or (iv) consent to the Transfer by the Manager of its interest under the Management Agreement except as provided in this Section 7.2, in each case without the express consent of Lender, which consent shall not be unreasonably withheld; provided, however, with respect to a new manager (other than a

Qualified Manager), such consent may be conditioned upon Borrower delivering a Rating Agency Confirmation as to such new manager and management agreement.  If at any time Lender consents to the appointment of a new manager, or a new manager is appointed without Lender’s consent being required, (a) such new manager and Borrower shall, as a condition of Lender’s consent, if required, execute an Assignment of Management Agreement and a cash management agreement in substantially the form of the Cash Management Agreement and (b) if such new manager is an Affiliate of Borrower, Borrower shall deliver a non-consolidation opinion acceptable to the Rating Agencies.

Section 7.3            Replacement of Manager.  Lender shall have the right to require Borrower to replace any Manager with a Person which is not an Affiliate of, but is chosen by, Borrower and approved by Lender (which approval, in the case of a replacement due to the circumstances described in subsections (ii) and/or (iii) of this Section 7.3, shall not be unreasonably withheld, conditioned or delayed) upon the occurrence of any one or more of the following events: (i) at any time following the acceleration of the Loan by Lender, (ii) if Manager shall be in material default under the Management Agreement beyond any applicable notice and cure period and/or (iii) if at any time the Manager has engaged in gross negligence, fraud or willful misconduct.

Section 7.4            The Cash Management Agency Agreement.  Lender shall have the right to require Borrower to terminate the Cash Management Agency Agreement upon the occurrence of any one or more of the following events: (i) at any time following the acceleration of the Loan by Lender, (ii) if Borrower’s counterparty to the Cash Management Agency Agreement shall be in material default thereunder beyond any applicable notice and cure period and/or (iii) if at any time such counterparty has engaged in gross negligence, fraud or willful misconduct.

VIII.        PERMITTED TRANSFERS

Section 8.1            Permitted Transfer of Property.  The Loan may not be assumed in connection with a Transfer of the Property until the earlier of (i) the date on which one or more Secondary Market Transactions have been effected resulting in UBS Real Estate Securities Inc.  or its Affiliates holding none of the Loan and (ii) the first anniversary of the date hereof.  Thereafter, Lender’s consent to a Transfer of the Property and assumption of the Loan, or to a Transfer of all of the interests in Borrower, which Transfer is otherwise prohibited hereunder, shall not be unreasonably withheld, provided that the following requirements are satisfied:

(a)           Lender receives sixty (60) days prior written notice of such Transfer;

(b)           no Event of Default has occurred and is continuing and no Default or Event of Default shall occur as a result of such Transfer;

(c)           Borrower shall pay Lender a transfer fee which is payable to the Servicer equal to $25,000 at the time of such Transfer; provided that no transfer fee shall be payable to the Lender or the Servicer for the first such Transfer;

(d)           Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (1) below);

(e)           Transferee shall be a Qualified Transferee;

(f)            Transferee must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;

(g)           Intentionally omitted;

(h)           If the Property is being transferred and the Loan assumed, Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(i)            Transferee and the general partner of Transferee (if Transferee is a limited partnership) or economic member of Transferee (if Transferee is a limited liability company) must be able to satisfy all the representations and covenants set forth in Section 3.1.8 (with respect to ERISA), Section 3.1.9 (with respect to Prescribed Laws), Sections 4.1.1 (with respect to Prescribed Laws) and Section 4.2.11 (with respect to ERISA) of this Agreement;

(j)            Transferee and the general partner of Transferee (if Transferee is a limited partnership) or economic member of Transferee (if Transferee is a limited liability company) shall deliver all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender;

(k)           Borrower shall have delivered a Rating Agency Confirmation with respect to Transferee and the Transfer;

(l)            Borrower or Transferee, at its sole cost and expense, shall deliver to Lender a bankruptcy nonconsolidation opinion letter reflecting such Transfer reasonably satisfactory in form and substance to Lender and acceptable to the Rating Agencies;

(m)          (i) in the event Guarantor has executed and delivered any guaranty in connection with the Loan, prior to any release of Guarantor from its liabilities and obligations thereunder, one (1) or more substitute guarantors reasonably acceptable to Lender and acceptable to the Rating Agencies (A) shall have assumed all of the liabilities and obligations of Guarantor under such guaranties or (B) shall execute and deliver a replacement guaranty reasonably satisfactory to Lender and acceptable to the Rating Agencies and.(ii) prior to any release of Guarantor from its liabilities and obligations under the Environmental Indemnity, one (1) or more substitute indemnitors reasonably acceptable to Lender and acceptable to the Rating Agencies (A) shall have assumed all of the liabilities and obligations of Guarantor under the Environmental Indemnity or (B) shall execute and deliver a replacement environmental indemnity reasonably satisfactory to Lender and acceptable to the Rating Agencies;

(n)           Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policies, insuring the Mortgage, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the relevant Title Insurance Policy issued on the date hereof and the Permitted Encumbrances relating thereto; and

(o)           each Individual Property shall he managed by a Qualified Manager pursuant to a replacement management agreement reasonably satisfactory to Lender.

The consent of the Lender to a Transfer may be conditioned on, among other things, whether or not the Transferee, the controlling principals of Transferee and all other entities which may be owned or controlled directly or indirectly by Transferee’s controlling principals (such principal and other entities, collectively, the “Related Persons”) are Disqualified Transferees as of the date of the Transfer (unless, with respect to any entity, the controlling principals of Transferee did not own or control such entity at the time there occurred with respect to such entity the event giving rise to it being regarded as a Disqualified Transferee).

Immediately upon a Transfer to such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer.  The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

Notwithstanding the foregoing, nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender be required in connection with, a Transfer effectuated in compliance with the terms and provisions of clause (A) or clause (B) contained in the last sentence of Section 8.2.

Section 8.2            Permitted Transfers of Interest in Borrower.  A Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) a direct or indirect beneficial interest in Borrower or any SPC Party of Borrower shall be permitted without Lender’s consent if (a) Lender receives thirty (30) days prior written notice (or such shorter period of time as may be permitted by Lender in its sole discretion) thereof and, to the extent required to permit compliance by Borrower’s affiliates with Regulation FD, agrees to regard and keep the same as Confidential, (b) Transferee and its Related Persons must not be Disqualified Transferees as of the date of the Transfer; provided, however, that in the event that the Transferee or any of its Related Persons is a Disqualified Transferee, Lender shall not unreasonably withhold its consent, and may consider such fact in making its determination, but such fact shall not constitute the sole factor or reason for withholding its consent, (c) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing (other than an Event of Default which would be cured by such Transfer), (d) subsequent to such Transfer, Borrower and each SPC Party continue to satisfy the conditions of Section 3.1.24, (e) subsequent to such Transfer, Guarantor owns directly or indirectly more than fifty percent (50%) of Borrower and each SPC Party and controls Borrower and each SPC Party, and (f) if (i) such Transfer causes Transferee to own, in the aggregate with the ownership interests of its Affiliates, more than a 49% interest in Borrower or any SPC Party (and Transferee together with its Affiliates did not, prior to such Transfer, own more than a 49% interest in Borrower or such SPC

Party), or (ii) such Transfer, together with all other Transfers of direct or indirect interest in Borrower or any SPC Party, whether in a single Transfer or in a series of Transfers and whether or not effected simultaneously, results in a transfer of more than 49% of the aggregate ownership interests in Borrower or any SPC Party, an acceptable non-consolidation opinion is delivered to Lender and to each of the Rating Agencies concerning, as applicable, Borrower, each SPC Party, Transferee and/or their respective owners.  Notwithstanding the foregoing, nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender or Rating Agency Confirmation (except as expressly provided below) be required in connection with (A) the transfer, mortgage, pledge, hypothecation, encumbrance or issuance of any ownership interests or securities in VNO, VRLP, CEI, CRE, YAA, YAP or YCI or any Public Company (or of any Persons owning an interest in any of the foregoing), (B) the merger or consolidation of VNO, VRLP, CET, CRE, YAA, YAP or YCI or any Public Company with or into any other Person (or of any Persons owning an interest in any of the foregoing), or a sale or transfer of all or substantially all of the assets of VNO, VRLP, CEI, CRE, YAA, YAP or YCI or of any Public Company (or of any Persons owning an interest in any of the foregoing), (C) the transfer, mortgage, pledge, hypothecation or encumbrance of any ownership interests or securities in Guarantor between or among VNO, VRLP, CEI, CRE, YAA, YAP and YCI (or one or more entities owned and controlled by any one or more of the foregoing), (D) the issuance of any ownership interests or securities in Guarantor so long as Guarantor (or its permitted successor) or its direct or indirect owner is or, in connection with such issuance, becomes, a Public Company, and (E) the merger or consolidation of Guarantor or its direct or indirect owner with or into any other Person, provided that the surviving entity of such merger or consolidation or its direct or indirect owner is a Public Company; provided further that, if, after giving effect to any transaction described under clause (D) or (E), VNO, VRLP, CEI, CRE, YAA, YAP and/or YCI would own in the aggregate, directly or indirectly, less than fifty-one percent (51%) interest of Borrower or any SPC Party or would not control Borrower and each SPC Party, Borrower shall have obtained a Rating Agency Confirmation.

IX.           SALE AND SECURITIZATION OF MORTGAGE

Section 9.1            Sale of Mortgage and Securitization; Loan Components; Mezzanine Loans.  (a)  Subject to the limitations in Section 11.27, Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single-asset securitization or a pooled-loan securitization.  The transactions referred to in clauses (1), (ii) and (iii) shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”.  Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)           if requested by Lender, Borrower shall use reasonable efforts to assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation, to:

(i)            (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower and the Manager, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase l’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and acceptable to the Rating Agencies;

(ii)           provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their, respective counsel, agents and representatives, as to non-consolidation, fraudulent conveyance, and true sale or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies;

(iii)          provide updated, as of the closing date of the Secondary Market Transaction if such closing date is more than six (6) months after the date hereof, representations and warranties made in the Loan Documents and such additional representations and warranties as the Rating Agencies may reasonably require, in each case, with such modifications as are necessary to make such representations and warranties true in all material respects; and

(iv)          execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend (A) any Loan Document if such modification or amendment would change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) any Loan Document or organizational document of Borrower if in the reasonable judgment of Borrower the same would modify or amend any other material economic term of the Loan, increase Borrower’s obligations or liabilities thereunder in any material respect, adversely effect any right of Borrower under the Loan Documents in any material respect or have a material adverse effect on the manner in which Borrower operates its business.

(c)           Borrower covenants and agrees that, upon Lender’s request, Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or create one or more new mezzanine loans (including amending Borrower’s organizational structure to provide for one or more new mezzanine borrowers) (each a “Resizing Event”).  Lender agrees that such new notes, modified notes or mezzanine notes shall immediately after the Resizing Event have the same initial weighted average interest rate as the original note immediately prior to such Resizing Event.  Such new notes, modified notes or mezzanine notes may allocate principal and interest rates of the Loan between or among such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion; provided that, unless an Event of Default has occurred and is then continuing, all prepayments with respect to such new notes or modified note or mezzanine notes shall be applied on a pro rata basis.  In connection with any Resizing Event, Borrower covenants and agrees to modify and amend the Cash Management Agreement, and execute amendments to the Loan Documents and Borrower’s organizational documents reasonably requested by Lender; provided, however, that Borrower shall not be required to modify or amend any Loan Document or organizational document of Borrower if in the reasonable judgment of Borrower the same would increase Borrower’s monetary obligations, modify or amend any other material economic term of the Loan, increase Borrower’s other obligations or liabilities thereunder in any material respect, adversely affect any right of Borrower under the Loan Documents in any material respect or have a material adverse effect on the manner in which Borrower operates its business.

(d)           Notwithstanding anything herein or in any other Loan Document to the contrary, (i) all reasonable out-of-pocket costs and expenses (other than the first $8,923 of legal fees) actually incurred by Borrower or its Affiliates in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender and (ii) Lender shall pay all other costs and expenses incurred by any other parties in connection with any action contemplated by this Section 9.1.

(e)           Nothing contained in this Agreement or in the other Loan Documents shall restrict Lender from requesting that Borrower deliver to Lender information regarding tenants or customers at the Property and the impact such tenants or customers have or may have on the Gross Revenue of the Property; provided, however, that Borrower shall not be required to deliver specific information concerning the specific pricing structure applicable to any tenant or customer.

Section 9.2            Securitization Indemnification.  (a)  Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, an “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)           Borrower shall provide in connection with each of (i) a preliminary and a final  private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (the entering into of which shall be at no cost to Borrower) (A) certifying that Borrower has examined those portions of such Disclosure Documents specified by Lender for Borrower’s review pertaining to Borrower, Borrower’s Affiliates, Manager or the Loan and that each such Disclosure Document, as it relates to sections of the Disclosure Documents specified with reasonable specificity by Lender relating to Borrower, Borrower’s Affiliates, the Property, Manager and any material aspects of the Loan, does not (except to the extent specified by Borrower if Borrower does not agree with the statements therein) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities, including reasonable attorneys’ fees and disbursements, other than those arising out of the gross negligence, willful misconduct or bad faith of any of the foregoing proposed indemnitees (collectively, the “Liabilities”) to which Lender, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in such sections or arise out of or are based upon the omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections, in light of the circumstances under which they were made, not misleading (except that (x) Borrower’s obligation to indemnify in respect of any information contained in such sections that is derived in part from information provided by Borrower and in part from information provided by others unrelated to or not employed by Borrower shall be limited to any untrue statement or omission of material fact therein known to Borrower that results from an error in any information provided (or which should have been provided) by Borrower which Borrower has been given the opportunity to examine and reasonably and promptly approve (Borrower hereby confirms that it has reviewed and approved each of the appraisals, engineering, environmental and asbestos reports prepared by third parties in connection with the Loan) and (y) Borrower shall have no responsibility for the failure of any member of the Underwriting Group to accurately transcribe written information supplied by Borrower or the refusal of any member of the Underwriting Group to include any written information supplied by Borrower after an explicit direction from Borrower to do so) and (C) agreeing to reimburse Lender, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities to the extent that such legal or other expenses are incurred in connection with matters for which Borrower has agreed to indemnify the Underwriter Group herein; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and major customer lists with respect to the Property and not subsequently retracted or modified in whole or in part so as to eliminate the misstatement or omission in question prior to any Securitization.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.

(c)           Intentionally Omitted.

(d)           Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof; but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party.  In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party.  After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party.  The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)           In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  In addition, no right of contribution may be enforced by any party who shall have committed gross negligence or willful misconduct in connection with the actions or omissions that led to such liability against any party who was not guilty of such gross negligence or willful misconduct in connection with the actions or omissions that led to such liability.  In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the applicable Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; (iii) the responsibilities and obligations of Borrower specified herein; and (iv) any other equitable considerations appropriate in the circumstances.  Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)            The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

X.            DEFAULTS

Section 10.1         Event of Default.  (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if (A) the payment due on the Maturity Date is not paid when due, (B) if any monthly installment of interest due under the Note (other than the payment due on the Maturity Date) is not paid on or prior to the applicable Monthly Payment Date; provided that it shall not be an Event of Default if a monthly installment of interest is not paid when due if there are sufficient sums on deposit in the Debt Service Account (as defined in the Cash Management Agreement) for payment of such amounts and Lender’s access to such funds has not been inhibited or prevented in any manner whatsoever due to circumstances or events which are directly or indirectly caused by or otherwise relate to any actions or omissions of Borrower or any of its Affiliates, or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) days following notice to Borrower that the same is due and payable;

(ii)           if any of the Taxes or Other Charges are not paid when due, provided that it shall not be an Event of Default if Taxes are not paid when due if there are sufficient sums on deposit in the Tax Account (as defined in the Cash Management Agreement) for payment of such amounts and Lender’s access to such funds has not been inhibited or prevented in any manner whatsoever due to circumstances or events which are directly or indirectly caused by or otherwise relate to any actions or omissions of Borrower or any of its Affiliates;

(iii)          if the Policies are not kept in full force and effect;

(iv)          if Borrower breaches or permits or suffers a breach of  Section 4.2.1;

(v)           if any representation or warranty made by Borrower herein or in any other Loan Document, or in any material report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made and, with respect to any such breach which is not the subject of any other subsection of this Section 10.1(a) and which is capable of being cured, Borrower fails to remedy such condition within ten (10) days following notice to Borrower from Lender, in the case of any such breach which can be cured by the payment of a sum of money, or within thirty (30) days following notice from Lender in the case of any other such breach; provided, however, that if such non-monetary breach is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such breach within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such breach, such additional period not to exceed sixty (60) days plus time permitted for Excusable Delays;

(vi)          if Borrower, any SPC Party or Guarantor shall make an assignment for the benefit of creditors;

(vii)         if a receiver, liquidator or trustee shall be appointed for Borrower, any SPC Party or Guarantor or if Borrower, any SPC Party or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any SPC Party or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any SPC Party or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, any SPC Party or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)        if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)           if any of the assumptions contained in (A) the Insolvency Opinion, (B) any other non-consolidation opinion delivered to Lender in connection with the Loan or (C) any other non-consolidation opinion delivered subsequent to the closing of the Loan is or shall become untrue in any material respect;

(x)            if Borrower breaches in any material respect any representation, warranty or covenant contained in Section 3.1.24 hereof;

(xi)           if Borrower breaches any of the negative covenants contained in Section 4.2.12 hereof;

(xii)          a Cross Event of Default has occurred and is continuing;

(xiii)         intentionally omitted;

(xiv)        if Guarantor breaches in any material respect any covenant, warranty or representation contained in any guaranty executed and delivered by Guarantor in connection with the Loan and such breach is not cured to Lender’s satisfaction within fifteen (15) days of notice to Guarantor from Lender;

(xv)         intentionally omitted;

(xvi)        if at any time during the term of the Loan an Alteration Guaranty is delivered pursuant to the terms of this Agreement and the guarantor thereunder (other than Guarantor) fails to maintain an Investment Grade Rating (a “Downgrade Event”) and Borrower fails to deliver (A) a replacement Alteration Guaranty in an amount equal to the amount of the “Guaranteed Obligations” under such Alteration Guaranty from Guarantor or a guarantor with an Investment Grade Rating or (B) Alteration Security within ten (10) Business Days of the occurrence of the applicable Downgrade Event;

(xvii)       intentionally omitted;

(xviii)      if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) to (xvii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days plus time permitted for Excusable Delays; or

(xix)         if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2         Remedies.  (a)  Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, if all Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and

(ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect.  Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents.  The Severed Loan Documents shall contain only provisions which are substantially similar to those contained in the Loan Documents (except to reflect reductions in principal) and which do not have any material adverse effect on Borrower’s rights or obligations thereunder in any material respect or increase Borrower’s monetary obligations thereunder in any material respect or the operation of its business and any representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the date hereof.

(d)           Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine; provided, however, that Borrower shall not be liable for the misapplication of any amounts recovered and applied by Lender in its sole discretion.

Section 10.3         Right to Cure Defaults.  Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary in respect of such Event of Default.  Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand.  All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender.  All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Section 10.4         Remedies Cumulative.  The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

XI.           MISCELLANEOUS

Section 11.1         Successors and Assigns.  All covenants, promises and agreements in this Agreement shall inure to the benefit of the legal representatives, successors and assigns of the parties hereto.

Section 11.2         Lender’s Discretion.  Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender (which discretion shall be exercised in good faith) and shall be final and conclusive.  Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefore.

Section 11.3         Governing Law.  (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (EXCLUDING FIXTURES AND INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE’ CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND LENDER AND BORROWER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND LENDER HEREBY IRREVOCABLY

SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION
111 EIGHTH AVENUE, 13TH FLOOR
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4         Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5         Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.  Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6         Notices.  All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6.  Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	UBS Real Estate Securities Inc.
1285 Avenue of the Americas
New York, New York 10019
Attention: Jeffrey N. Lavine
Facsimile No.: (212) 713-4062

with a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Steven M. Herman, Esq.
Facsimile No.: (212) 504-6666

If to Borrower:	c/o AmeriCold Logistics, LLC
10 Glenlake Parkway, Suite 800
Atlanta, Georgia 30328
Attention: Chief Financial Officer
Facsimile No: (678) 441-6852

with a copy to:	c/o Crescent Real Estate Equities
777 Main Street, Suite 2100
Fort Worth, Texas 76102
Attention: David Dean, Executive Vice President – Law Facsimile No.: (817) 321-2929

with a copy to:	c/o Yucaipa American Alliance Fund I, LP
9130 West Sunset Boulevard
Los Angeles, California 90069
Attention: Legal Department
Facsimile No.: (310) 789-1791

with a copy to:	c/o Yucaipa Corporate Initiatives Fund I, LP
9130 West Sunset Boulevard
Los Angeles, California 90069
Attention: Legal Department
Facsimile No.: (310) 789-1791

with a copy to:	c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Chief Financial Officer
Facsimile No.: (201) 843-2198

with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Arthur S. Adler, Esq.
Facsimile No.: (212) 558-3588

Section 11.7         Trial by Jury.  BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8         Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9         Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10       Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 11.11       Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.  Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 11.12       Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13       Expenses; Indemnity.  (a)  Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable and customary out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the date hereof, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the date hereof; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise upon the occurrence and during the continuance of an Event of Default, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, bad faith, fraud or willful misconduct of Lender.  Any costs due and payable to Lender which are not paid by Borrower within ten (10) days after written demand therefore may be paid to Lender pursuant to the Cash Management Agreement.

(b)           Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender lndemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnitees hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, bad faith, fraud or willful misconduct of the Lender Indemnitees.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by any Lender Indemnitees.

Section 11.14       Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15       Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim  or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 11.16       No Joint Venture or Partnership; No Third Party Beneficiaries.  (a)  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)           This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17       Publicity.  All news releases, publicity or advertising (other than any of the foregoing effectuated in connection with a Securitization of all or any portion of the Loan by Lender) by each of Lender or Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Borrower or any of their Affiliates shall be subject to the prior approval of Lender and (except in connection with a Securitization of all or any portion of the Loan) Borrower (except that no Lender approval shall be required for Borrower’s or its Affiliate’s press release, if any, in connection with the execution and delivery of this Agreement), which approval, in any case, shall not be unreasonably withheld, conditioned or delayed.

Section 11.18       Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19       Waiver of Offsets/Defenses/Counterclaims.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents.  No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.

Section 11.20       Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 11.21       Brokers and Financial Advisors.  Borrower and Lender each hereby represent that it has not dealt independently of the other with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Each party shall indemnify, defend and hold the other party harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of such party in connection with the transactions contemplated herein.  The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22       Exculpation.  Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents.  The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security which, in any event, shall only be enforced against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)            fraud or intentional misrepresentation by Borrower or any guarantor in connection with the Loan;

(ii)           the gross negligence or willful misconduct of Borrower;

(iii)          the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity or in the Mortgage concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;

(iv)          the removal or disposal of any portion of the Property after an Event of Default other than in accordance with the terms of the Loan Documents (including, without limitation, the Cash Management Agreement);

(v)           the misapplication or conversion by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the.  Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default;

(vi)          any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(vii)         Borrower’s indemnification of Lender set forth in Section 9.2 hereof;

(viii)        intentionally omitted; and

(ix)           intentionally omitted.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to obtain Lender’s prior consent to any subordinate financing or other voluntary Lien encumbering the Property; (ii) Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property or any interest therein as required by the Mortgage or this Agreement; (iii) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) an Affiliate, officer, director, trustee, or representative which  controls, directly or indirectly, Borrower files, or joins in the filing of, all petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person; (v) intentionally omitted; (vi) Borrower files an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other

Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vii) any Affiliate, officer, director, trustee, or representative which controls Borrower consents to or acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (viii) Borrower makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due or (ix) Borrower, any SPC Party or any Borrower GP breaches any of the representations, warranties or covenants applicable to it under Section 3.1.24.

Section 11.23       Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24       Servicer.  (a)  At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall not be responsible for any set-up fees or any other initial costs relating to or arising under the Servicing Agreement, or for the payment of any monthly servicing fee due to the Servicer under the Servicing Agreement.  Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents.  In addition, subject to the express provisions contained elsewhere in this Agreement (including provisions specifying either an amount, or that no amount, should be payable), Borrower shall be responsible for the payment of any customary and reasonable servicing fees charged in connection with any requests made by Borrower during the term of the Loan, including, but not limited to, approvals, consents, amendments or waivers contemplated by this Agreement or otherwise.

(b)           Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c)           Provided Borrower shall have been given notice of Servicer’s address by Lender, Borrower shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other installments by Borrower shall be of any force or effect unless delivered to Lender and Servicer as provided above).

(d)           Notwithstanding anything to the contrary contained herein or in any other Loan Documents, unless the Loan is being transferred to a “special servicer” or is then being “specially serviced” (in which case Borrower may be required to deal with one primary Servicer and one “special servicer”), Borrower shall be required to deal with only one Servicer acting on behalf of all Persons comprising Lender and Cross Lender (the “primary Servicer”), with respect to any consents, approvals or notices required or permitted from, or to, Servicer, Lender or Cross Lender pursuant to the Loan Documents (it being understood that such primary Servicer may need to consult with other Persons that hold a portion of Lender’s and/or Cross Lender’s rights and obligations under the Loan or with the Rating Agencies in connection with any such consent, approval or notice and that a so-called “special servicer” may act as such primary Servicer).  Lender may replace such primary Servicer with another primary Servicer at any time in Lender’s sole discretion.  As of the date hereof, Wachovia Bank, N.A., in its capacity as servicer under a Servicing Agreement with Lender, is hereby designated as the primary Servicer and unless and until Borrower is notified by all Persons comprising Lender of a new primary Servicer, Borrower shall be permitted to rely conclusively and irrevocably on such designation.

Section 11.25       Joint and Several Liability.  If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.

Section 11.26       Creation of Security Interest.  Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgage or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgage and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27       Assignments and Participations.  (a)  The Lender may assign to one or more Persons other than (as long as no Event of Default has occurred and is continuing) any Excluded Lender Transferee all or a portion of its rights and obligations under this Loan Agreement (it being agreed that the foregoing shall not apply to the holder of any Securities issued in a pooled-loan Securitization).

(b)           Lender may sell participations to one or more Persons other than (as long as no Event of Default has occurred and is continuing) any Excluded Lender Transferee in or to all or a portion of its rights and obligations under this Loan Agreement (it being agreed that the foregoing shall not apply to the holder of any Securities issued in a pooled-loan Securitization); provided, however, that (i) Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) except as otherwise provided in Section 2.5, Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of any Note for all purposes of this Loan Agreement and (iv) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under and in respect of this Loan Agreement and the other Loan Documents.

(c)           Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.27, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to the Lender by or on behalf of the Borrower or any of its Affiliates, subject to such Person keeping all such information Confidential.

(d)           Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section 11.27, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Lender under this Agreement.  Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 11.27 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 11.27.

(e)           Lender or an agent of Lender shall maintain a register (the “Register”) on which it will record the Loans made hereunder, and each Assignment and Acceptance and participation.  The Register shall include the names and addresses of Lenders (including all assignees, successors and Participants), and the commitment of, and principal amount of the Loans owing to each such Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  If Lender sells an assignment or participation in any Loan, it shall update the register to reflect such assignment or participation.

(f)            Notwithstanding anything contained herein to the contrary, as long as no Event of Default shall have occurred and be continuing, no Lender or Participant shall Transfer all or any portion of the Loan or any interest therein to an Excluded Lender Transferee or permit or suffer any Transfer such that any portion of or participation interest in the Loan will be held directly or indirectly by a Person that is an Excluded Lender Transferee (it being agreed that the foregoing shall not apply to the holder of any Securities issued in a pooled-loan Securitization).

(g)           It shall be a condition to the Securitization of any portion of the Loan and/or the Cross Loan into different securitization pools that the Loan and the Cross Loan shall be uncrossed so that an Event of Default under and as defined in the Cross Loan Agreement shall no longer be an Event of Default hereunder and that an Event of Default hereunder shall no longer be a Cross Event of Default, and that the lien of the Mortgage and the Security Agreement will no longer secure the Cross Loan pursuant to the Cross Guaranty (as defined in the Cross Loan Agreement) and the Cross Mortgage and Cross Security Agreement will no longer secure the Loan pursuant to the Cross Guaranty.

(h)           It shall be a condition to the assignment of more than fifty percent (50%) of the Loan to one or more Persons which are not Affiliates of Lender and whereby the Loan and the Cross Loan shall be majority-owned by Persons which are not Affiliates that either (i) the Loan and the Cross Loan shall be uncrossed so that an Event of Default under and as defined in the Cross Loan Agreement shall no longer be an Event of Default hereunder and that an Event of Default hereunder shall no longer be a Cross Event of Default, and that the lien of the Mortgage and the Security Agreement will no longer secure the Cross Loan pursuant to the Cross Guaranty (as defined in the Cross Loan Agreement) and the Cross Mortgage and the Cross Security Agreement will no longer secure the Loan pursuant to the Cross Guaranty or (ii) the holders of the Loan and the holders of the Cross Loan shall enter into a co-lender arrangement pursuant to which one holder of the Loan or holder of the Cross Loan shall be designated as a directing lender and shall be the Person designated to act on behalf of the Lender and the Cross Lender with respect to the Loan and shall have the sole right to receive any notices which are required to be given to the Lender, or which are required to be given by the Lender to the Borrower or any other party pursuant to this Agreement, and to exercise the rights and powers given to the Lender hereunder, including, without limitation, approval rights, primary Servicer appointment rights, and the ability to exercise rights and remedies hereunder.  Promptly after entering into such co- lender arrangement, notice of the designation of a directing lender shall be delivered to Borrower, and Borrower shall be entitled to rely on such designation.  Such directing lender designation shall be irrevocable without Borrower’s approval unless and until a replacement directing lender is designated therefor.

(i)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, all reasonable out-of-pocket costs and expenses actually incurred by Borrower or its Affiliates in connection with Borrower’s cooperation with Lender in effecting any of the actions contemplated pursuant to either or both of clauses (g) or (h) of this Section 11.27 shall be borne by Lender.

Section 11.28       Cross Default; Cross-Collateraltzation.  Borrower acknowledges that Lender has made the Loan to Borrower upon the additional security of the collateral securing the Cross Loan and in reliance upon the aggregate of the collateral securing the Loan and the collateral securing the Cross Loan taken together being of greater value as collateral security than the sum of the collateral securing the Loan and the collateral securing the Cross Loan taken separately, and that the Mortgage and certain other Loan Documents secure both the Loan and the Cross Guaranty (as defined in the Cross Loan Agreement), and the Cross Mortgage and certain other Loan Documents (as defined in the Cross Loan Agreement) secure both the Cross Guaranty and the Cross Loan.  Borrower agrees that the Loan and the Cross Loan are and will be cross-defaulted with each other so that a Cross Event of Default shall constitute an Event of Default under the Loan Documents which secure the Note.  Notwithstanding anything to the contrary contained herein, Lender in its sole discretion may, and in such event shall cause Cross Lender to, uncross the Loan with the Cross Loan at any time, and upon the release of the Cross Borrowers under the Cross Guaranty and the Borrowers under the Cross Guaranty (as defined in the Cross Loan Agreement), the foregoing cross-default of the Loan and the Cross Loan shall terminate and be of no further force or effect such that a Cross Event of Default shall no longer constitute an Event of Default under the Loan Documents and an Event of Default under the Loan Documents shall no longer constitute a Cross Event of Default under and as defined in the Cross Loan Agreement.  Upon the release of the Cross Borrowers under the Cross Guaranty, and the Borrowers under the Cross Guaranty (as defined in the Cross Loan Agreement) as provided in this Section 11.28 and in Section 11.28 of the Cross Loan Agreement, Lender and Cross Lender, at their sole cost and expense, with the cooperation of Borrower and its Affiliates in the Cross Loan, including Cross Borrowers, shall execute and deliver, or shall cause to be executed and delivered, such documents and instruments as are reasonably necessary and appropriate to evidence the same and to effect the release and discharge of record the lien created by each of the Mortgage and Security Agreement in favor of the Cross Lender and the Cross Mortgage and the Cross Security Agreement in favor of Lender, including but not limited to UCC-3 termination statements.  For the purpose of clarity, upon the release or substitution of an Individual Property pursuant to this Agreement, such Individual Property shall no longer be collateral for the benefit of the Cross Lender pursuant to the Cross Guaranty.

Section 11.29       Substitution.  After the Closing Date, but prior to the Permitted Prepayment Date, Borrower may obtain a release of the Lien of a Mortgage (and the related Loan Documents) encumbering an Individual Property (a “Substituted Property”) by substituting therefor another property of like kind and quality acquired by Borrower (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that the following conditions precedent are satisfied:

(a)           Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and the Substituted Property.

(b)           The Allocated Loan Amount of the Substituted Property, when taken together with the Allocated Loan Amounts of all other Substituted Properties substituted pursuant to this Section 11.29, does not exceed thirty-five percent (35%) of the original principal balance of the Loan.

(c)           After giving effect to the proposed substitution, no Event of Default shall be continuing.

(d)           The Substitute Property shall not have suffered a Casualty or Condemnation which has not been fully restored.

(e)           If the Loan is part of a Securitization, Lender shall have received an Appraisal of the Substitute Property, dated no more than sixty (60) days prior to the substitution date, prepared by a senior commercial appraiser of the American Appraisal Institute acceptable to the Rating Agencies.

(f)            Intentionally omitted.

(g)           Lender shall have received a current survey for the Substitute Property, certified to the title insurance company and Lender and their respective successors and assigns, in substantially the same form and content as the certification of the survey of the Substituted Property prepared by a professional land surveyor licensed in the state in which the Substitute Property is located and acceptable to the Rating Agencies, in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys.  Such survey shall reflect the same legal description contained in the title insurance policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat).  The surveyor’s seal shall be affixed to such survey and, if customary, such survey shall certify whether any portion of the surveyed property or the improvements thereon is located in a “one-hundred-year flood hazard area.”

(h)           Lender shall have received a Phase I environmental report acceptable to a reasonably prudent lender and, if recommended under the Phase I environmental report, a Phase II environmental report acceptable to a reasonably prudent lender, which concludes that the Substitute Property does not contain any Hazardous Substances (as defined in the Environmental Indemnity) requiring remediation under any Environmental Law (as defined in the Environmental Indemnity) and is not subject to any known risk of contamination from any off-site Hazardous Substance.

(i)            Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property is in good condition and repair and free of damage or waste.  If the Physical Conditions Report recommends that any repairs be made with respect to the Substitute Property, such Physical Conditions Report shall include an estimate of the cost of such recommended repairs and, subject to the terms and conditions set forth in Section 6.1.2, Borrower shall deposit with Lender an amount equal to one hundred fifteen percent (115%) of such estimated cost in the event such estimated cost exceeds $50,000, which deposit shall constitute “Required Repair Funds”, and shall be released to Borrower in accordance with the provisions of Section 6.1.

(j)            Lender shall have received evidence satisfactory to a reasonably prudent lender that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and such compliance shall be confirmed by delivery to Lender of report from the Planning and Zoning Resource Corporation or such other similar consultant which in the ordinary course of its business provides zoning analyses and reports to institutional lenders.

(k)           Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all premiums payable for the existing policy period (or if such Substitute Property is being added to Borrower’s existing policies, that such amounts have been escrowed with Lender in accordance with the terms and conditions of Section 6.3).

(l)            Intentionally omitted.

(m)          Intentionally omitted.

(n)           After giving effect to the substitution, the Debt Service Coverage Ratio for the Loan for the Property (excluding the Substituted Property and including the Substitute Property) is not less than the greater of (i) the Debt Service Coverage Ratio as of the Closing Date and (ii) the Debt Service Coverage Ratio for the trailing twelve (12) full calendar months as of the date immediately preceding the substitution; provided that, Borrower shall be permitted to defease a portion of the Loan in accordance with Section 2.5.2 in order to satisfy the Debt Service Coverage Ratio test set forth in this clause (n);

(o)           (i) The Individual Loan-to-Value Ratio of the Substitute Property is not greater than the lesser of the Individual Loan-to-Value Ratio of the Substituted Property (A) as of the Closing Date and (B) immediately prior to the substitution, which determination, with respect to (x) the Substitute Property, if based on an Appraisal pursuant to the definition of “Individual Loan-to-Value Ratio”, shall be based on the Appraisal described in clause (e) above and, (y) the Substituted Property, (I) if the determination is as of the Closing Date and is based on an Appraisal pursuant to the definition of “Individual Loan-to-Value Ratio”, shall be based on the Appraisal delivered at closing and, (II) if the determination is as of immediately prior to date of substitution and is based on an Appraisal pursuant to the definition of “Individual Loan-to-Value Ratio”, shall be based on a new Appraisal dated no earlier than ninety (90) days prior to such substitution, or, (ii) if Borrower is unable to satisfy the foregoing test, after giving effect to such substitution, the Loan-to-Value Ratio for the Property (excluding the Substituted Property and including the Substitute Property) is not greater than the lesser of (A) the Loan-to-Value Ratio as of the Closing Date, which, if based on Appraisals pursuant to the definition of “Loan-to-Value Ratio”, shall be based on the Appraisals delivered at closing, and (B) the Loan-to-Value Ratio as of the date immediately preceding such substitution, which, if based on Appraisals pursuant to the definition of “Loan-to-Value Ratio”, shall be based on Appraisals dated no earlier than ninety (90) days prior to the date of such substitution.

(p)           Lender shall have received an Officer’s Certificate certifying that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the substitution with respect to the Substitute Property and, if the Loan is part of a Securitization, containing any other representations and warranties with respect to the Substitute Property as the Rating Agencies may require, such certificate to be in form and substance satisfactory to the Rating Agencies.

(q)           Borrower shall (i) have executed, acknowledged and delivered to Lender (A) a Mortgage, an Assignment of Leases and two UCC-1 Financing Statements with respect to the Substitute Property, together with a letter from Borrower countersigned by a title insurance company acknowledging receipt of such Mortgage, Assignment of Leases and UCC-1 Financing Statements and agreeing to record or file, as applicable, such Mortgage, Assignment of Leases and one of the UCC-1 Financing Statements in the real estate records for the county in which the Substitute Property is located and to file one of the UCC-1 Financing Statements in the office of the Secretary of State (or other central filing office) of the state of its organization, so as to effectively create upon such recording and filing valid and enforceable Liens upon the Substitute Property, of the requisite priority, in favor of Lender (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances and such other Liens as are permitted pursuant to the Loan Documents and (B) an Environmental Indemnity with respect to the Substitute Property and (ii) have caused Guarantor to acknowledge and confirm its obligations under (A) any guaranty executed and delivered by Guarantor in connection with the Loan and (B) the Environmental Indemnity.  The Mortgage, Assignment of Leases, UCC-1 Financing Statements and Environmental Indemnity shall be the same in form and substance as the counterparts of such documents executed and delivered with respect to the Substituted Property subject to modifications reflecting the Substitute Property as the Individual Property that is the subject of such documents and such modifications reflecting the laws of the state in which the Substitute Property is located as shall be recommended for similar transactions by the counsel admitted to practice in such state and delivering the opinion as to the enforceability of such documents required pursuant to subsection (u) below.  The Mortgage encumbering the Substitute Property shall secure all amounts evidenced by the Note, provided that in the event that the jurisdiction in which the Substitute Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of indebtedness for the purpose of determining the amount of such tax payable, the principal amount secured by such Mortgage shall be equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount of the Substitute Property.  The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the Substituted Property immediately prior to the substitution and the Allocated UCF Amount of the Substitute Property shall be equal to the Allocated UCF Amount of the Substituted Property immediately prior to the substitution.  Further, Lender shall, in its reasonable discretion, provide an Allocated Capital Expenditure Amount for the Substitute Property, which Allocated Capital Expenditure Amount shall be equal to $0.03 per cubic foot of such Substitute Property and which, when aggregated with the Allocated Capital Expenditure Amounts of each remaining Individual Property, shall not exceed the Capital Expenditure Maximum Amount.  Schedule VI will be deemed to be modified to reflect any such changes to the Allocated Loan Amount, Allocated UCF Amount and Allocated Capital Expenditure Amount for each Individual Property subsequent to a substitution.

(r)            Lender shall have received (i) unless Borrower shall have elected to provide title insurance in an amount equal to one hundred twenty-five percent (125%) of the Substitute Allocated Loan Amount as set forth in clause (A) of Section 11.29(q), a “tie-in” or similar endorsement, but only to the extent available in such jurisdiction, to each title insurance policy insuring the Lien of an existing Mortgage (which shall be tied in as of the Closing Date) with respect to such existing Mortgages and as of the date of the substitution with respect to the title insurance policy insuring the Lien of the Mortgage with respect to the Substitute Property and (ii) a title insurance policy (or a marked, signed and redated commitment to issue such title insurance policy) insuring the Lien of the Mortgage encumbering the Substitute Property, issued by the title company that issued the title insurance policies insuring the Lien of the existing Mortgages and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the title insurance policy insuring the Lien of the Mortgage encumbering the Substituted Property.  The title insurance policy issued with respect to the Substitute Property shall (A) at Borrower’s option, provide coverage in the amount of the Substitute Allocated Loan Amount if the “tie-in” or similar endorsement described above is available or, in lieu of a tie-in endorsement, in an amount equal to one hundred twenty-five percent (125%) of the Substitute Allocated Loan Amount, (B) insure Lender that the relevant Mortgage creates a valid first lien on the Substitute Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (C) contain such endorsements and affirmative coverages reasonably requested by Lender, but only to the extent the same are available in the jurisdiction in which the Substitute Property is located, and (D) name Lender as the insured.  Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and title insurance policies have been paid.

(s)           Lender shall have received (i) an endorsement to the title insurance policy insuring the Lien of the Mortgage encumbering the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, if such an endorsement is not available in the state in which the Substitute Property is located, a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Policy constitutes a separate tax lot or (ii) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot or other evidence satisfactory to a reasonably prudent lender as to same.

(t)            Borrower shall deliver or cause to be delivered to Lender (i) updates certified by Borrower of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (ii) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (iii) resolutions of Borrower authorizing the substitution and any actions taken in connection with such substitution.

(u)           Lender shall have received the following opinions of Borrower’s counsel: (i) an opinion or opinions of counsel, admitted to practice under the laws of the state in which the Substitute Property is located, stating that the Loan Documents governed by such state law delivered with respect to the Substitute Property are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles, and that Borrower is qualified to do business and in good standing under the laws of the jurisdiction where the Substitute Property is located or that Borrower is not required by applicable law to qualify to do business in such jurisdiction; (ii) an opinion of counsel acceptable to the Rating Agencies, if the Loan is part of a Securitization, or reasonably acceptable to the Lender, if the Loan is not part of a Securitization, stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (i) above were duly authorized, executed and delivered by such Borrower; (iii) an opinion of counsel acceptable to, the Rating Agencies if the Loan is part of a Securitization, or the Lender if the Loan is not part of a Securitization, stating either (x) that subjecting the Substitute Property to the Lien of the related Mortgage and the execution and delivery of the related Loan Documents do not and will not affect or impair the ability of Lender to enforce its remedies under all of the Loan Documents or (y) this Agreement, after giving effect to the Loan Documents executed in connection with the substitution, shall be enforceable in accordance with its terms; (iv) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; and (v) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by the REMIC Trust holding the Loan.  Such opinions, to the extent applicable, shall be substantially in the respective forms approved by Lender in connection with the origination of the Loan, and shall contain customary assumptions and qualifications.

(v)           To the extent such escrows would be required pursuant to the terms and conditions set forth in Article VI, Borrower shall have paid, or escrowed with Lender, all Basic Carrying Costs relating to the Substitute Property, including without limitation, (i) accrued but unpaid insurance premiums relating to each of the Individual Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Individual Properties and the Substitute Property and (iii) currently due and payable maintenance charges and other impositions relating to each of the Individual Properties and Substitute Property after taking into account Reserve Funds held in connection with the Substituted Property and available as Reserve Funds for the Substitute Property.

(w)          Lender shall have received such other amendments and modifications to this Agreement and the other Loan Documents as would be requested by a reasonably prudent lender originating commercial loans for securitization similar to the Loan in order to reflect and effect the substitution and to protect and preserve the Liens and security interests of Lender in the Substitute Property.

(x)            Lender shall have received such other and further approvals, opinions, documents and information in connection with the substitution as requested by the Rating Agencies if the Loan is part of a Securitization.

(y)           If the Loan is part of a Securitization, Borrower shall have delivered to Lender a Rating Agency Confirmation with respect to the substitution.

(z)            Borrower shall convey the Substituted Property to another Person other than an SPC Party.

(aa)         Borrower shall submit to Lender for its review, not less than fifteen (15) days prior to the date of such substitution, a release of Lien (and related Loan Documents) for the Substituted Property to be executed by Lender.  Such release shall be in a form appropriate for the jurisdiction in which the Substituted Property is located and that contains standard provisions protecting the rights of the releasing lender.  In addition, Borrower shall provide all other documentation that a reasonably prudent lender originating commercial loans for securitization similar to the Loan would require to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.

(bb)         Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 11.29 have been satisfied.

(cc)         Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution.  Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution.  If the Loan is part of a Securitization, Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the substitution.

(dd)         Upon the satisfaction of the foregoing conditions precedent, Lender will release its Lien from the Substituted Property (or assign such Lien, as applicable) and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement and the Substitute Allocated Loan Amount with respect to such Substitute Property shall be deemed to be the Allocated Loan Amount with respect to such Substitute Property for all purposes hereunder.

Following the substitution of a Substituted Property in exchange for a Substitute Property in accordance with this Section 11.29, Lender shall adjust (if applicable) the amounts thereafter required to be deposited by Borrower into the Reserve Funds to reflect amounts required solely for the remaining Individual Properties and the Substitute Property after giving effect to such substitution.

Section 11.30       Partial Release – Expansion.  (a) Provided no Event of Default shall have occurred and remain uncured and provided that the intended use, at the time of the transfer of the Expansion Parcel is not for purposes incompatible with the use and operation of the applicable Individual Property as a dry and/or cold storage warehouse facility (it being agreed that the use of the Expansion Parcel as a dry and/or cold storage warehouse facility is not incompatible with the use and operation of the remainder of the applicable Individual Property as a dry and/or cold storage warehouse facility), Borrower shall have the right at any time and from time to time prior to the Maturity Date to obtain a release of the lien of the Mortgage (and related Loan Documents) as to an Expansion Parcel upon satisfaction of the following conditions precedent:

(i)            Borrower shall provide Lender not less than thirty (30) days’ notice (or a shorter period of time if permitted by Lender in its sole discretion) specifying the date (the “Expansion Date”) on which the partial release is to occur provided, however, that Borrower may postpone the Expansion Date from time to time as long as the extended date is at least ten (10) Business Days after Notice of such extension;

(ii)           Lender shall have received an Officer’s Certificate certifying (A) that the proposed use of the Expansion Parcel would not be incompatible with a dry and/or cold storage warehouse facility on the remainder of the applicable Individual Property, (B) that the excess of Gross Revenue over Operating Expenses for the Individual Property immediately after the proposed release after taking into account the proposed use of the Expansion Parcel will not be less than the excess of Gross Revenue over Operating Expenses for the Individual Property immediately before the proposed release and (C) that the proposed use of the Expansion Parcel will not have a material adverse effect on the income and expense at the Individual Property, together with evidence reasonably acceptable to Lender in support of such conclusions;

(iii)          Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that if a Securitization of any portion of the Loan has occurred, the REMIC Trust formed pursuant to such Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of the partial release pursuant to this Section 11.30;

(iv)          Borrower shall have delivered to Lender evidence that Borrower has complied with all requirements of and obtained all approvals required under any Leases with Major Tenants and the Operating Agreements applicable to the release of the Expansion Parcel and that the partial release does not violate any of the provisions of any Leases with Major Tenants and the Operating Agreements provided, however, that an Officer’s Certificate to that effect shall be sufficient evidence of such compliance and obtaining of such approvals as to Leases which are not Major Leases;

(v)           Borrower shall have delivered to Lender (A) at Borrower’s option, (x) an endorsement to the Title Insurance Policy, (y) an opinion of counsel (from counsel reasonably acceptable to Lender) or (z) a certificate of an architect (from an architect reasonably acceptable to Lender and licensed to practice in the State), indicating that the Expansion Parcel has been legally subdivided for zoning lot purposes from the remainder of the Individual Property pursuant to a zoning lot subdivision in accordance with applicable law, (B) at Borrower’s option, (x) an endorsement to the Title Insurance Policy, (y) an opinion of counsel (from counsel reasonably acceptable to Lender) or (z) a certificate of an architect (from an architect reasonably acceptable to Lender and licensed to practice in the State), indicating that the balance of the Individual Property separately conforms to and is in material compliance with all applicable Legal Requirements and constitutes one or more separate tax lots, (C) a certificate from an architect or engineer (licensed to practice in the State and reasonably acceptable to Lender) to the effect that the Expansion Parcel is not necessary for the use of the remainder of the Individual Property in the manner in which it is then being used, including, without limitation, for support, access, driveways, parking, utilities or drainage flows (after giving effect to any easements therefor reserved over the Expansion Parcel for the benefit of the remainder of the Individual Property) and (D) an Officer’s Certificate with supporting documentation indicating that either (y) sufficient parking remains on the remainder of the Individual Property to comply with all Leases of such remainder and with all Operating Agreements and which is adequate for the proper use and enjoyment of the balance of the Individual Property or (z) reservations of parking (in favor of such remainder) in the Expansion Parcel are sufficient (when added to parking otherwise available to the remainder) to comply with all Leases of such remainder and with all Operating Agreements and which are adequate for the proper use and enjoyment of the remainder of the Individual Property;

(vi)          Lender shall have received a Officer’s Certificate certifying that any improvements proposed to be built on the Expansion Parcel will not adversely affect the operation of the remainder of the Individual Property (after giving effect to any easements reserved or granted for the benefit of such remainder or the Expansion Parcel);

(vii)         Lender shall have received an Appraisal of the Individual Property (using an income method of valuation (it being agreed that in conducting such valuation any income that might be derived from the sale or subsequent use of such Expansion Parcel shall not be included)) dated no more than ninety (90) days prior to the proposed Expansion Date by an appraiser (which appraiser shall be reasonably acceptable to Lender), indicating an appraised value of the Individual Property after the release, both before and after construction of improvements to be built on the Expansion Parcel, equal to or greater than the greater of (y) one hundred percent (100%) of the value of such Individual Property immediately prior to the release or (z) one hundred percent (100%) of the Allocated Loan Amount for such Individual Property on the Expansion Date;

(viii)        Borrower shall have delivered a metes and bounds description of the Expansion Parcel and a survey of the Expansion Parcel and the remainder of the Individual Property which would be standard in commercial lending transactions;

(ix)           Borrower shall have delivered to Lender on the date of the release an endorsement to the policy or policies of title insurance insuring the Mortgage on such Individual Property reflecting the release and (A) insuring Lender’s interest in any easements created in connection with the Release and (B) confirming no change in the priority of the Mortgage on the remainder of the Individual Property or in the amount of the insurance or the coverage under the policy or policies;

(x)            Borrower shall deliver to Lender an Officer’s Certificate certifying that the requirements set forth in this Section 11.30 have been satisfied; and

(xi)           Borrower shall pay all out-of-pocket costs and expenses of Lender incurred in connection with the partial release, including Lender’s reasonably attorneys’ fees and expenses.

(b)           If Borrower shall provide a Letter of Credit to Lender on the Expansion Date as additional security for the Loan, the amount of the Loan equal to the amount of the Letter of Credit shall be added to the appraised value of the remainder of the Property after the release for the purposes of doing the comparison in Section 11.30(a)(vii).

(c)           If Borrower has elected to release the Expansion Parcel and the requirements of this Section 11.30 have been satisfied, the Expansion Parcel shall be released from the Lien of the Mortgage (and related Loan Documents) and Lender shall consent and subordinate the Lien of the Mortgage thereto.  In connection with the release of the Lien, Borrower shall submit to Lender, not less than thirty (30) days prior to the Expansion Date (or such shorter time as is reasonably acceptable to Lender), a release of Lien (and related Loan Documents) for execution by Lender.  Such release shall be in a form appropriate in the jurisdiction in which the Property is located and shall contain standard provisions protecting the rights of a releasing lender.  In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement.  Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage, including Lender’s reasonable attorneys’ fees.  Borrower shall cause title to the Expansion Parcel so released from the Lien of the Mortgage to be transferred to and held by a Person other than Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written

LENDER:

UBS REAL ESTATE SECURITIES INC., a Delaware corporation

By:	/s/ Christopher Reilly
	Name:	Christopher Reilly
	Title:	Managing Director

By:	/s/ Jeffrey N. Lavine
	Name:	Jeffrey N. Lavine
	Title:	Managing Director

BORROWER:

ART MORTGAGE BORROWER PROPCO 2006-1B L.P.,
a Delaware limited partnership

By:	ART MORTGAGE BORROWER PROPCO GP
2006-1B LLC, a Delaware limited liability company, its general partner

	By:	AMERICOLD REALTY TRUST, a Maryland
real estate investment trust, its sole equity member

	By:	/s/ Anthony Cossentino
Name:
Title:

ART MORTGAGE BORROWER OPCO 2006-1B LP.,
a Delaware limited partnership

By:	ART MORTGAGE BORROWER OPCO GP 2006-1B LLC, a Delaware limited liability company, its general partner

	By:	AMERICOLD LOGISTICS, LLC, a Delaware limited liability company, its sole equity member

	By:	/s/ Anthony Cossentino
Name:
Title: